Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

March 31, 2022

by and among

10X CAPITAL VENTURE ACQUISITION CORP. II,

10X MAGIC MERGER SUB, INC.,

10X MAGIC MERGER SUB II, LLC,

and

PRIME BLOCKCHAIN INC.

Page

ARTICLE I CERTAIN DEFINITIONS		3

1.01	Definitions	3

1.02	Construction	17

ARTICLE II THE MERGER; CLOSING		18

2.01	The First Merger	18

2.02	The Second Merger	18

2.03	Effects of the Merger	18

2.04	Closing	19

2.05	Organizational Documents of the Company and Acquiror	19

2.06	Directors and Officers of the Companies	19

ARTICLE III EFFECTS OF THE MERGER		20

3.01	Effect on Capital Stock	20

3.02	Equitable Adjustments	21

3.03	Exchange of Company Certificates and Company Book-Entry Shares	21

3.04	Withholding	22

3.05	No Fractional Shares	23

3.06	Payment of Expenses	23

3.07	Dissenting Shares	23

3.08	Conversion of Company Preferred Stock	24

3.09	Treatment of Company Options	24

3.10	Treatment of Company RSUs	25

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		25

4.01	Organization, Standing and Corporate Power	25

4.02	Corporate Authority; Approval; Non-Contravention	25

4.03	Governmental Approvals	26

4.04	Capitalization	27

4.05	Subsidiaries	27

4.06	Financial Statements; Internal Controls	28

4.07	Compliance with Laws	28

4.08	Absence of Certain Changes or Events	29

4.09	No Undisclosed Liabilities	29

4.10	Information Supplied	30

i

4.11	Litigation	30

4.12	Contracts	30

4.13	Employment Matters	32

4.14	Taxes	33

4.15	Intellectual Property	35

4.16	Data Protection	36

4.17	Information Technology	37

4.18	Real Property	37

4.19	Corrupt Practices; Sanctions	38

4.20	Insurance	38

4.21	Competition and Trade Regulation	39

4.22	Environmental Matters	39

4.23	Brokers	40

4.24	Affiliate Agreements	40

4.25	COVID-19	40

4.26	No Other Representations or Warranties	40

ARTICLE V REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND EACH MERGER SUB		41

5.01	Organization, Standing and Corporate Power	41

5.02	Corporate Authority; Approval; Non-Contravention	41

5.03	Litigation	42

5.04	Compliance with Laws	43

5.05	Employee Benefit Plans	43

5.06	Financial Ability; Trust Account	43

5.07	Taxes	44

5.08	Brokers	46

5.09	Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act	46

5.10	Business Activities; Absence of Changes	48

5.11	Registration Statement	49

5.12	No Outside Reliance	49

5.13	Capitalization	50

5.14	Nasdaq Stock Market Quotation	52

5.15	Contracts; No Defaults	52

5.16	Title to Property	52

5.17	Investment Company Act	52

5.18	Affiliate Agreements	53

5.19	Corrupt Practices	53

5.20	Takeover Statutes and Charter Provisions	53

5.21	No Other Representations or Warranties	54

ARTICLE VI COVENANTS OF THE COMPANY		54

6.01	Conduct of Business	54

6.02	Inspection	58

6.03	HSR Act and Regulatory Approvals	58

6.04	No Claim Against the Trust Account	59

6.05	Proxy Solicitation; Other Actions	60

6.06	Non-Solicitation; Acquisition Proposals	61

6.07	Company Lock-up	63

6.08	Employee Matters	63

6.09	Litigation	63

ARTICLE VII COVENANTS OF ACQUIROR		63

7.01	HSR Act and Regulatory Approvals	63

7.02	Indemnification and Insurance	65

7.03	Conduct of Acquiror During the Interim Period	66

7.04	Trust Account	68

7.05	Inspection	68

7.06	Acquiror Nasdaq Listing	69

7.07	Acquiror Public Filings	70

7.08	Additional Insurance Matters	70

7.09	Section 16 Matters	70

7.10	Director and Officer Appointments	70

7.11	Exclusivity	70

7.12	Redomicile	71

7.13	Management Incentive Package	72

7.14	Stockholder Litigation	72

ARTICLE VIII JOINT COVENANTS		73

8.01	Support of Transaction	73

8.02	Preparation of Registration Statement; Extraordinary General Meeting; Solicitation of Company Stockholder Approvals	73

8.03	Tax Matters	76

8.04	Confidentiality; Publicity	77

8.06	Post-Closing Cooperation; Further Assurances	78

8.07	Financing Cooperation	78

ARTICLE IX CONDITIONS TO OBLIGATIONS		79

9.01	Conditions to Obligations of All Parties	79

9.02	Additional Conditions to Obligations of Acquiror	79

9.03	Additional Conditions to the Obligations of the Company	80

ARTICLE X TERMINATION/EFFECTIVENESS		82

10.01	Termination	82

10.02	Effect of Termination	83

ARTICLE XI MISCELLANEOUS		84

11.01	Waiver	84

11.02	Notices	84

11.03	Assignment	85

11.04	Rights of Third Parties	85

11.05	Expenses	85

11.06	Governing Law	86

11.07	Captions; Counterparts	86

11.08	Schedules and Exhibits	86

11.09	Entire Agreement	86

11.10	Amendments	87

11.11	Severability	87

11.12	Jurisdiction; WAIVER OF TRIAL BY JURY	87

11.13	Enforcement	88

11.14	Non-Recourse	88

11.15	Non-survival of Representations, Warranties and Covenants	88

11.16	Acknowledgements	88

Exhibits

Exhibit A – Form of Company Support Agreement

Exhibit B – Form of Acquiror Support Agreement

Exhibit C – Form of Registration Rights Agreement

Exhibit D – Form of Certificate of Incorporation of Acquiror

Exhibit E – Form of Bylaws of Acquiror

Exhibit F – Form of Acquiror Equity Incentive Plan

Exhibit G – Form of Company Lock-Up Agreement

Exhibit H – Form of FIRTPA Certificate

v

Execution Version

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of March 31, 2022, is entered into by and among 10x Capital Venture Acquisition Corp. II, a Cayman Islands exempted company (“Acquiror”), 10X Magic First Merger Sub, Inc., a Delaware corporation (“First Merger Sub”), 10X Magic Second Merger Sub, LLC, a Delaware limited liability company (“Second Merger Sub” and together with First Merger Sub, the “Merger Subs” and each individually, a “Merger Sub”) and Prime Blockchain Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, First Merger Sub and Second Merger Sub are newly formed, wholly owned, direct Subsidiaries of Acquiror, and formed for the sole purpose of the Merger;

WHEREAS, subject to the terms and conditions hereof, at the Closing, (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Acquiror (the Company, in its capacity as the surviving corporation of the First Merger, is referred to as the “Surviving Corporation”), and (b) immediately following the First Merger, and as part of an integrated transaction with the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Merger”), with Second Merger Sub being the Surviving Company of the Second Merger (Second Merger Sub, in its capacity as the Surviving Company of the Second Merger, the “Surviving Company”);

WHEREAS, the respective boards of directors of each of Acquiror, First Merger Sub, Second Merger Sub and the Company have each approved and declared advisable this Agreement and the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the laws of its jurisdiction;

WHEREAS, in connection with the Transactions, certain Company Stockholders will enter into certain Support Agreements (the “Company Support Agreements”) with Acquiror and the Company, in the form set forth on Exhibit A, pursuant to which, among other things, such Company Stockholders will agree to execute and deliver a consent constituting the Company Stockholder Approvals;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor, certain directors and officers of Acquiror, Acquiror and the Company have entered into a Support Agreement, dated as of the date hereof (the “Acquiror Support Agreement” and together with the Company Support Agreements, the “Support Agreements”), with the Company, in the form set forth on Exhibit B, pursuant to which, among other things, the Sponsor and such directors and officers have agreed to vote in favor of this Agreement and the Transactions;

WHEREAS, contemporaneously with the Closing, in connection with the Transactions, Acquiror, the Company, certain Acquiror Shareholders and certain Company Stockholders who will receive Acquiror Common Stock pursuant to Article III, will enter into that certain Registration Rights Agreement (the “Registration Rights Agreement”), in the form set forth on Exhibit C to be effective upon the Closing;

WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to its shareholders to have their Acquiror Public Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the shareholders of Acquiror for the Business Combination (the “Offer”);

WHEREAS, at least one day prior to the consummation of the First Merger, Acquiror shall, subject to obtaining the Acquiror Shareholder Approvals, domesticate as a corporation in the State of Delaware (the “Redomicile”), pursuant to which each Class B ordinary share of Acquiror shall convert into a share of Class B common stock of Acquiror and each Class A ordinary share of Acquiror shall convert into a share of Class A common stock of Acquiror;

WHEREAS, as part of the consummation of the Transactions and immediately following the Redomicile, (i) each share of Class B common stock of the Acquiror that is issued and outstanding following the Redomicile shall convert automatically, on a one-for-one basis, into one share of Class A common stock of the Acquiror (the “Sponsor Share Conversion”) and (ii) the Acquiror will adopt the certificate of incorporation (the “Acquiror Charter”) in the form set forth on Exhibit D, which shall be the certificate of incorporation of Acquiror, until thereafter supplemented or amended in accordance with its terms and the DGCL;

WHEREAS, prior to the consummation of the First Merger, and immediately following the Redomicile, Acquiror shall adopt the bylaws in the form set forth on Exhibit E, which shall be the bylaws of Acquiror, until thereafter supplemented or amended in accordance with its terms and the DGCL;

WHEREAS, one day prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Majority Acquiror Shareholder Approval, adopt the 2022 Equity Incentive Plan (the “Acquiror Equity Incentive Plan”), in the form set forth on Exhibit F;

WHEREAS, Acquiror shall be renamed “Prime Blockchain Inc.” (the “Name Change”) and shall trade publicly on Nasdaq under a new ticker symbol selected by the Company;

WHEREAS, the parties intend that, for United States federal income tax purposes, (i) the Redomicile qualifies as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations, (ii) the Sponsor Share Conversion qualifies as a “reorganization” pursuant to Section 368(a)(1)(E) of the Code and the Treasury Regulations, (iii) the Name Change qualifies as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations, (iv) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror, each Merger Sub and the Company are parties under Section 368(b) of the Code and the Treasury Regulations, and (v) this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, First Merger Sub, Second Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Affiliate Agreement” has the meaning specified in Section 5.18.

“Acquiror and Merger Sub Representations” means the representations and warranties of each of Acquiror and each Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror and Merger Sub Representations are solely made by Acquiror and each Merger Sub.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 8.02(d).

“Acquiror Change in Recommendation” has the meaning specified in Section 8.02(d).

“Acquiror Charter” has the meaning specified in the Recitals hereto.

“Acquiror Common Stock” means the shares of common stock of Acquiror, par value $0.0001 per share, from and after the Redomicile.

“Acquiror Cure Period” has the meaning specified in Section 10.01(c).

“Acquiror Equity Incentive Plan” has the meaning specified in the Recitals hereto.

“Acquiror Equity Plan Proposal” has the meaning specified in Section 8.02(c).

“Acquiror Material Contracts” has the meaning specified in Section 5.15(a).

“Acquiror Ordinary Shares” means prior to the Redomicile, collectively: (i) the Class A ordinary shares, par value $0.0001 per share, of Acquiror and (ii) the Class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Organizational Documents” means the Articles of Association and Acquiror’s memorandum of association, in each case as may be amended from time to time in accordance with their terms.

“Acquiror Public Shares” means the Class A Acquiror Ordinary Shares initially included in the units sold by Acquiror in its initial public offering.

“Acquiror RSU” has the meaning specified in Section 3.10.

“Acquiror SEC Reports” has the meaning specified in Section 5.09(a).

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with the Acquiror Organizational Documents) holder of Acquiror Public Shares to redeem all or a portion of the Acquiror Public Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) calculated as of two (2) Business Days prior to Closing (as determined in accordance with the Acquiror Organizational Documents) in connection with the Proposals.

“Acquiror Shareholder” means a holder of Acquiror Ordinary Shares.

“Acquiror Shareholder Approvals” means the Majority Acquiror Shareholder Approval and the Supermajority Acquiror Shareholder Approval.

“Acquiror Support Agreement” has the meaning specified in the Recitals hereto.

“Acquiror Warrant” means each whole warrant exercisable (a) for one Class A Acquiror Ordinary Share prior to the Redomicile and (b) one share of Acquiror Common Stock following the Redomicile.

“Acquisition Proposal” has the meaning specified in Section 6.06(b)(i).

“Action” means any claim, action, suit, assessment, audit, investigation, examination, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Additional Proposal” has the meaning specified in Section 8.02(c).

“Advisory Amendment Proposal” has the meaning specified in Section 8.02(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Aggregate Fully Diluted Company Shares” means the sum, without duplication, of the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the First Effective Time (including any shares of Company Common Stock issued upon the conversion of Company Preferred Stock), (ii) issuable upon the exercise or settlement of Company Options or Company RSUs (whether or not then vested or exercisable) that are outstanding immediately prior to the First Effective Time, or (iii) issuable upon the exercise or settlement of any Company Options or Company RSUs that, as of the date hereof, are authorized and reserved for issuance under the Prime Blockchain Inc. 2022 Stock Incentive Plan but remain unissued.

“Agreement” has the meaning specified in the preamble hereto.

“Amendment Proposal” has the meaning specified in Section 8.02(c).

“Ancillary Agreements” means the Support Agreements, the Registration Rights Agreement, the Trust Agreement and any other agreement related to the Transactions.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Articles of Association” means the Amended and Restated Articles of Association of Acquiror, adopted by special resolution and effective on August 10, 2021.

“Balance Sheet Date” means February 28, 2022.

“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, employment, individual consulting, retirement, severance, termination pay, change in control, transaction or retention arrangements, deferred compensation, equity or equity-based compensation, incentive compensation, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, vacation, fringe or other benefits or remuneration plan, program, policy, agreement or arrangement of any kind.

“Business Combination” has the meaning ascribed to such term in the Articles of Association.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Grand Cayman, Cayman Islands are authorized or required by Law to close.

“Cancelled Shares” has the meaning set forth in Section 3.01(b).

“CBA” has the meaning set forth in Section 4.12(a)(xii).

“CACI” means the Companies Act (As Revised) of the Cayman Islands.

“Closing” has the meaning specified in Section 2.04.

“Closing Date” has the meaning specified in Section 2.04.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning specified in Section 8.02(f).

“Company Certificate” has the meaning specified in Section 3.03(a).

“Company Change in Recommendation” has the meaning specified in Section 8.02(f).

“Company Common Stock” means a share of the Company’s common stock, par value $0.0001 per share.

“Company Cure Period” has the meaning specified in Section 10.01(b).

“Company Intellectual Property” means all Owned Intellectual Property and all other Intellectual Property used in the business of the Company or any of its Subsidiaries, as currently conducted.

“Company Lock-up Parties” means each director and executive officer of the Company and each Company Stockholder receiving more than 2.0% of the outstanding Acquiror Common Stock upon Closing.

“Company Options” shall mean each option to purchase Company Stock granted and that remains outstanding.

“Company Organizational Documents” means the certificate of incorporation and bylaws of the Company, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Company Permits” has the meaning specified in Section 4.07(d).

“Company Preferred Stock” means a share of the Company’s Series A Preferred Stock, par value $0.00001 per share.

“Company Properties” has the meaning specified in Section 4.18(b).

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company RSU” means the grant of the right to receive shares of Company Stock that is an obligation of the Company and is outstanding immediately prior to the First Effective Time.

“Company Software” means all Software used in the business of the Company or any of its Subsidiaries, as currently conducted.

“Company Stock” means the Company Common Stock, the Company Preferred Stock and any other equity securities issued by the Company in connection with any Pre-Closing Financing.

“Company Stockholder” means the holder of a share of Company Stock.

“Company Stockholder Approvals” has the meaning specified in Section 8.02(f).

“Company Support Agreements” has the meaning specified in the Recitals.

“Competing Proposal” has the meaning specified in Section 7.11(b).

“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement, dated as of August 16, 2021, between Acquiror and the Company.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Converted Option” has the meaning specified in Section 3.09.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 or any mutation of the same, including any resulting epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any quarantine, isolation, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group in connection with or in response to COVID-19, including, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Delaware Limited Liability Company Act.

“Dissenting Shares” has the meaning specified in Section 3.07.

“Enforceability Exceptions” has the meaning specified in Section 4.02(a).

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources), worker health and safety (to the extent relating to exposure to Hazardous Materials), or the use, generation, storage, emission, transportation, disposal or release of or exposure to Hazardous Materials.

“Equity Incentive Plan” means the Prime Blockchain Inc. 2022 Stock Incentive Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer and import controls, including the Export Administration Regulations and the customs and import Laws administered by U.S. Customs and Border Protection.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” has the meaning specified in Section 3.01(d).

“Excluded Shares” has the meaning specified in Section 8.02(a).

“Expense Reimbursement” means the lesser of (x) the reasonable, documented out-of-pocket fees and expenses of Ernst & Young incurred by the Acquiror in connection with the transactions contemplated by this Agreement as set forth in a final invoice delivered by Acquiror to the Company and (y) $3,000,000.

“Extraordinary General Meeting” means a meeting of the holders of Acquiror Ordinary Shares to be held for the purpose of approving the Proposals.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 4.06(a).

“First Certificate of Merger” has the meaning specified in Section 2.01.

“First Effective Time” has the meaning specified in Section 2.01.

“First Merger” has the meaning specified in the preamble hereto.

“First Merger Sub” has the meaning specified in the preamble hereto.

“Fraud” means actual and intentional fraud under Delaware common law with a specific intent to deceive brought against a party hereto based on a representation or warranty of such party hereto contained in this Agreement; provided, that at the time such representation was made (i) such representation was inaccurate, (ii) such party hereto had actual knowledge (and not imputed or constructive knowledge) of the inaccuracy of such representation, (iii) such party hereto had the specific intent to deceive another party hereto, and (iv) the other party hereto acted in reliance on such inaccurate representation and suffered losses as a result of such inaccuracy. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Government Official” means any official or employee of any directly or indirectly government-owned or controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such entity or for or on behalf of any such public international organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and pol-fluoroalkyl substances, flammable or explosive substances, toxic mold or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) any other indebtedness or obligation reflected or required to be reflected as indebtedness in a consolidated balance sheet, in accordance with GAAP, (i) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (h) above and (j) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Insurance Policies” has the meaning specified in Section 4.20.

“Intellectual Property” means all intellectual property rights, as they exist anywhere in the world, whether registered or unregistered, including all: (i) patents and patent applications (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (ii) trademarks, service marks, trade dress, trade names, brand names, logos and corporate names; (iii) copyrights, mask works and designs; (iv) internet domain names; (v) trade secrets and other intellectual property rights in know-how, inventions, processes, procedures, database rights, confidential business information and other proprietary information and rights; and (vi) intellectual property rights in Software.

“Interim Period” has the meaning specified in Section 6.01.

“Intervening Event” means an event, fact, development, circumstance or occurrence (but specifically excluding any changes in capital markets or any declines or improvements in financial markets, any change in the price or relative value of any digital asset or cryptocurrency, including but not limited to Bitcoin, any change in trading volume of any digital asset or cryptocurrency or any halt or suspension in trading of any such digital asset or cryptocurrency on any exchange, in each case including but not limited to Bitcoin) that materially and negatively affects the business, assets, operations or prospects of the Company and its Subsidiaries, taken as a whole, and that was not known and was not reasonably foreseeable to the Acquiror or the Acquiror Board as of the date hereof (or the consequences of which were not reasonably foreseeable to the Acquiror Board as of the date hereof), and that becomes known to the Acquiror Board after the date of this Agreement; provided, that a Competing Proposal shall not constitute an Intervening Event.

“Intervening Event Notice Period” has the meaning specified in Section 8.02(d).

“IT Systems” means all computer hardware (including hardware, firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with such), data processing systems, Software, and all other information technology equipment owned or controlled by the Company and its Subsidiaries and used in the operation of its business.

“Knowledge” shall mean the actual knowledge of (i) in the case of the Company, its Chief Executive Officer, Chief Financial Officer, Chief Legal Officer and Vice President of Operations, and (ii) in the case of Acquiror, its Chief Executive Officer and Chief Financial Officer.

“Law” means any statute, law (including common law), act, code, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for (a) any restrictions arising under any applicable Securities Laws, and (b) immaterial easements, rights of way, covenants, encumbrances or restrictions that do not materially detract the value of the underlying asset or the use of the asset.

“Listing Application” has the meaning specified in Section 7.06(b).

“Majority Acquiror Shareholder Approval” means, with respect to any Proposal other than the Redomicile Proposal, the Name Change Proposal and the Amendment Proposal, the affirmative vote of at least a majority of the votes cast by holders of Acquiror Ordinary Shares voting in person or by proxy at the Extraordinary General Meeting.

“Material Adverse Effect” means any event, change, circumstance or development that has a material adverse effect on (i) the assets, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” pursuant to clause (i) above: (a) any change or development in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof, (b) any change or development in interest rates or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which the Company or its Subsidiaries operate, (c) any change in the price or relative value of any digital asset or cryptocurrency, including but not limited to Bitcoin, (d) any change in trading volume of any digital asset or cryptocurrency, or any halt or suspension in trading of any such digital asset or cryptocurrency on any exchange, in each case including but not limited to Bitcoin, (e) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.02(b) and, to the extent related thereto, the condition in Section 9.02(a)), (f) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (g) the compliance with the terms of this Agreement or the taking of any action, or failure to take action, required or contemplated by this Agreement or with the prior written consent of Acquiror (provided, that the exceptions in this clause (g) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.02(b) and, to the extent related thereto, the condition in Section 9.02(a)), (h) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19 (or any mutation or variation thereof or related health condition)), weather condition, explosion fire, act of God or other force majeure event, (i) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company or its Subsidiaries operate, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, and (j) any failure of the Company and its Subsidiaries, taken as a whole to meet any projections, forecasts or budgets; provided, that clause (j) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (a), (b), (f), (h) and (j) to the extent that such change has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants.

“Material Contracts” has the meaning specified in Section 4.12(a).

“Merger” has the meaning specified in the recitals hereto.

“Merger Consideration” has the meaning specified in Section 3.01(d).

“Name Change Proposal” has the meaning specified in Section 8.02(c).

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nasdaq Proposal” has the meaning specified in Section 8.02(c).

“Offer” has the meaning specified in the Recitals hereto.

“Outstanding Acquiror Expenses” has the meaning specified in Section 3.06(b).

“Outstanding Company Expenses” has the meaning specified in Section 3.06(a).

“Owned Company Software” means all Software owned by the Company or any of its Subsidiaries.

“Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business, (B) relate to amounts not yet delinquent or (C) that are being contested in good faith through appropriate Actions and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP on the Financial Statements, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes (A) not yet delinquent or (B) which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the present uses of such real property, (v) non-exclusive licenses of Intellectual Property, (vi) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Financial Statements (which such Liens are referenced or the existence of which such Liens is referred to in the notes to the balance sheet included in the Financial Statements), (vii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any real property leased by the Company, and (viii) Liens described on Schedule 101(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means any personal information that specifically identifies any individual who has provided information to the Company, including names, addresses, telephone numbers, personal health information, drivers’ license numbers and government-issued identification numbers, as applicable.

“Pre-Closing Financing” means (a) the incurrence of any Indebtedness by the Company or (b) the issuance by the Company of any shares of capital stock or equity-linked securities or rights exercisable for or convertible into shares of capital stock, in each case, after the date hereof and prior to or simultaneously with the Closing.

“Pre-Closing Preferred Financing” means up to $120,000,000 of Pre-Closing Financing that constitutes preferred equity financing on terms that are substantially similar to the terms set forth in Schedule 1.01.

“Privacy Laws” means any and all Laws applicable to the Company or any of its Subsidiaries relating to the collection, use, storage, safeguarding and security (both technical and physical) of Personal Information.

“Proposals” has the meaning specified in Section 8.02(c).

“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Extraordinary General Meeting for the purpose of soliciting proxies from Acquiror Shareholders to approve the Proposals (which shall also provide the Acquiror Shareholders with the opportunity to redeem their Acquiror Public Shares in conjunction with a shareholder vote on the Business Combination).

“Redeeming Shareholder” means an Acquiror Shareholder who demands that Acquiror redeem its Acquiror Public Shares for cash in connection with the transactions contemplated hereby and in accordance with the Acquiror Organizational Documents.

“Redomicile” has the meaning specified in the Recitals hereto.

“Redomicile Proposal” has the meaning specified in Section 8.02(c).

“Registered IP” has the meaning specified in Section 4.15(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” has the meaning specified in Section 8.02(a).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Related Party” means, with respect to any party hereto, any Subsidiary or Affiliate thereof, or any business, entity or Person that any of the foregoing controls, is controlled by or is under common control with.

“Required Acquiror Shareholder Approvals” means the Transaction Proposal, Redomicile Proposal, Name Change Proposal, Amendment Proposal, Nasdaq Proposal, and the Acquiror Equity Plan Proposal.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Sanctioned Person” means at any time any Person: (a) listed on any Sanctions-related list of designated or blocked persons; (b) a Governmental Authority of, resident in, or organized under the Laws of a country or territory that is the target of comprehensive Sanctions from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine); or (c) 50 percent or more owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions-related Laws, regulations, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations or (d) Her Majesty’s Treasury.

“Schedules” means the disclosure schedules of the Company or Acquiror, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning specified in Section 2.02.

“Second Effective Time” has the meaning specified in Section 2.02.

“Second Merger Sub” has the meaning specified in the preamble hereto.

“Second Merger” has the meaning specified in the preamble hereto.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Sponsor” means 10X Capital SPAC Sponsor II LLC.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Supermajority Acquiror Shareholder Approval” means, with respect to the Redomicile Proposal, the Name Change Proposal and the Amendment Proposal, the affirmative vote of two-thirds (2/3) of the votes eligible to be cast by the holders of the outstanding Acquiror Ordinary Shares who, being present in person or by proxy and entitled to vote at the Extraordinary General Meeting, actually vote at the Extraordinary General Meeting, with, in respect of the Redomicile Proposal only, each holder of Class B Acquiror Ordinary Shares having 10 votes for every Class B Acquiror Ordinary Share held and each holder of Class A Acquiror Ordinary Shares having one vote for every Class A Acquiror Ordinary Share held.

“Support Agreements” has the meaning specified in the Recitals hereto.

“Surviving Company” has the meaning specified in Section 2.02.

“Surviving Corporation” has the meaning specified in Section 2.01.

“Surviving Provisions” has the meaning specified in Section 10.02(a).

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, franchise, license, branch, excise, severance, production, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, sales, use, or other tax, governmental fee or other like assessment, together with any interest, penalty, fine, levy, impost, duty, charge, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Authority” means any Governmental Authority with jurisdiction or authority to impose, administer, levy, assess or collect Tax.

“Tax Return” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, estimate or other document filed or required to be filed with a Tax Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).

“Terminating Company Breach” has the meaning specified in Section 10.01(b).

“Termination Date” has the meaning specified in Section 10.01(b).

“Transaction Proposal” has the meaning specified in Section 8.02(c).

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Redomicile and the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.06(a).

“Trust Agreement” has the meaning specified in Section 5.06(a).

“Trustee” has the meaning specified in Section 5.06(a).

“Warrant Agreement” means that certain Warrant Agreement, dated as of August 10, 2021, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation”, (vi) the word “or” shall be disjunctive but not exclusive and (vii) any reference to a Law shall mean such Law as amended.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than two (2) Business Days prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

ARTICLE II

THE MERGER; CLOSING

2.01 The First Merger. Upon the terms and subject to the conditions set forth in this Agreement, following the Redomicile, at the First Effective Time, First Merger Sub shall be merged with and into the Company, with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the First Effective Time as the “Surviving Corporation”) following the First Merger and the separate corporate existence of First Merger Sub shall cease. The First Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger (the “First Certificate of Merger”), such First Merger to be consummated upon filing of the First Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the First Certificate of Merger (the “First Effective Time”).

2.02 The Second Merger. Immediately following the First Effective Time, the Surviving Corporation shall be merged with and into Second Merger Sub, with the Second Merger Sub being the surviving company (which is sometimes hereinafter referred to for the periods at and after the Second Effective Time as the “Surviving Company”) following the Second Merger and the separate corporate existence of Surviving Corporation shall cease. The Second Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger (the “Second Certificate of Merger”), such Second Merger to be consummated upon filing of the Second Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Second Certificate of Merger (the “Second Effective Time”).

2.03 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the First Merger and without further act or deed, at the First Effective Time, all of the property, rights, privileges, powers and franchises of the Company and First Merger Sub shall vest in the Surviving Corporation and all of the debts, liabilities and duties of the Company and First Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. Without limiting the generality of the foregoing and subject thereto, by virtue of the Second Merger and without further act or deed, at the Second Effective Time, all of the property, rights, privileges, powers and franchises of the Surviving Corporation and Second Merger Sub shall vest in the Surviving Company and all of the debts, liabilities and duties of the Surviving Corporation and Second Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.04 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is two (2) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, (i) the Company shall cause the First Certificate of Merger and the Second Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL, (ii) by virtue of the Merger, the Name Change will occur, and (iii) Acquiror shall have been approved to trade publicly on Nasdaq under a new ticker symbol selected by the Company.

2.05 Organizational Documents of the Company and Acquiror.

(a) At the First Effective Time, the certificate of incorporation and bylaws of the Company in effect immediately prior to the First Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter supplemented or amended in accordance with its terms and the DGCL.

(b) At the Second Effective Time, the certificate of formation and operating agreement of Second Merger Sub in effect immediately prior to the Second Effective Time shall be amended and restated in their entirety on substantially the same terms as the certificate of incorporation and bylaws of the Surviving Corporation, as in effect immediately prior to the Second Effective Time, and as so amended and restated shall be the certificate of formation and operating agreement of the Surviving Company until thereafter amended in accordance with its terms and as provided by the DLLCA.

2.06 Directors and Officers of the Companies.

(a) Persons constituting the officers of the Company prior to the First Effective Time shall be appointed as the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

(b) Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and Nasdaq listing requirements, Acquiror shall take all necessary action prior to the First Effective Time such that (i) each director of Acquiror in office immediately prior to the First Effective Time shall cease to be a director immediately following the First Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the First Effective Time), (ii) (y) if the Acquiror Board consists of seven members, four (4) individuals designated by the Company (the “Company Director Designees”) shall be appointed to the Acquiror Board, effective as of immediately following the First Effective Time and two (2) individuals designated by Acquiror (the “Acquiror Director Designees”), one (1) individual mutually acceptable to the Acquiror and a majority-in-interest of Company Stockholders entitled to vote, who shall qualify as an “independent director” under the applicable listing and corporate governance rules and regulations of Nasdaq, shall be appointed to the

Acquiror Board, effective as of immediately following the First Effective Time and (z) if the Acquiror Board consists of five members, (y) three (3) Company Director Designees shall be appointed to the Acquiror Board, effective as of immediately following the First Effective Time and one (1) Acquiror Director Designee, who shall qualify as an “independent director” under the applicable listing and corporate governance rules and regulations of Nasdaq, shall be appointed to the Acquiror Board, effective as of immediately following the First Effective Time, (iii) one (1) individual mutually acceptable to the Acquiror and a majority-in-interest of Company Stockholders entitled to vote, who shall qualify as an “independent director” under the applicable listing and corporate governance rules and regulations of Nasdaq, shall be appointed to the Acquiror Board, effective as of immediately following the First Effective Time and (iv) as of immediately following the First Effective Time, the Company Director Designees and the Acquiror Director Designees shall be the only directors of Acquiror, and there shall be no vacancies or unfilled newly created directorships. If necessary to effect the foregoing, the Acquiror Board shall adopt resolutions prior to the First Effective Time that expand or decrease the size of the Acquiror Board and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Acquiror Board. Each person appointed as a director of Acquiror pursuant to this Section 2.06(b) shall remain in office as a director of Acquiror until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If any of the directors designated by the parties shall be unable or unwilling to serve at the Closing, the Company or Acquiror, respectively, shall promptly designate a replacement director and provide any relevant information about such appointee as the other party may reasonably request.

(c) Acquiror shall take all necessary action prior to the First Effective Time such that (i) each officer of Acquiror in office immediately prior to the First Effective Time shall cease to be an officer immediately following the First Effective Time and (ii) the persons constituting the officers of the Company prior to the First Effective Time shall, as of immediately following the First Effective Time, be appointed the officers of Acquiror in identical positions until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

ARTICLE III

EFFECTS OF THE MERGER

3.01 Effect on Capital Stock. By virtue of the Merger and without any action on the part of the Company, Acquiror, First Merger Sub, Second Merger Sub or the holder of any Company Stock:

(a) Conversion of First Merger Sub Common Stock. Each share of common stock of First Merger Sub, par value $0.0001 per share, issued and outstanding immediately prior to the First Effective Time shall be converted at the First Effective Time into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, par value $0.0001 per share.

(b) Cancellation of Certain Company Stock. Each share of Company Stock issued and outstanding immediately prior to the First Effective Time that is held by the Company in treasury or owned by Acquiror or by First Merger Sub or Second Merger Sub shall no longer be outstanding and shall be automatically cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(c) Conversion of Surviving Corporation Common Stock. Each share of common stock of the Surviving Corporation, issued and outstanding immediately prior to the Second Effective Time shall be converted at the Second Effective Time into one validly issued, fully paid and nonassessable membership interest of the Surviving Company.

(d) Conversion of All Other Company Stock. Each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time, other than any Cancelled Shares and Dissenting Shares, shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of Acquiror Common Stock (deemed to have a value of ten dollars ($10) per share) (the “Merger Consideration”) equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) the sum of (1) $1,250,000,000 and (2) the amount raised under clause (b) of the definition of Pre-Closing Financing by (ii) ten dollars ($10) by (y) the Aggregate Fully Diluted Company Shares (the “Exchange Ratio”).

3.02 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Stock or Acquiror Ordinary Shares shall have been changed into a different number of shares or a different class or series, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, change, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Stock or Acquiror Ordinary Shares will be appropriately adjusted to provide to the holders of Company Stock and the holders of Acquiror Ordinary Shares the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.02 shall not be construed to permit Acquiror, the Company, First Merger Sub or Second Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

3.03 Exchange of Company Certificates and Company Book-Entry Shares.

(a) Exchange Procedures. At the Closing, the Company Stockholders holding Company Common Stock shall deliver the certificates or book entry statements evidencing their right to shares of Company Common Stock (collectively, the “Company Certificates”), other than Cancelled Shares and Dissenting Shares, to Acquiror for cancellation, or in the case of a lost, stolen or destroyed Company Certificate, will deliver to Acquiror an affidavit (and indemnity if required) in the manner provided in Section 3.03(e) below, and, in exchange therefor, Acquiror shall instruct its transfer agent to issue the Merger Consideration in book-entry form, and Company Certificates shall forthwith be cancelled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the First Effective Time, to evidence only the right to receive the Merger Consideration as prescribed by this Agreement.

(b) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to Acquiror Common Stock with a record date after the First Effective Time will be paid to the holders of any unsurrendered Company Certificates with respect to the Merger Consideration to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates. Subject to applicable law, following surrender of any such Company Certificates, Acquiror shall promptly deliver to the record holders thereof, without interest, the Merger Consideration issued in exchange therefor in book-entry form and the amount of any such dividends or other distributions with a record date after the First Effective Time theretofore paid with respect thereto.

(c) Transfers of Ownership. If Merger Consideration is to be issued in book-entry form in a name other than that in which the Company Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of the Merger Consideration in any name other than that of the registered holder of the Company Certificates surrendered, or established to the reasonable satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

(d) No Further Ownership Rights in Company Common Stock. All shares of Acquiror Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Common Stock and there shall be no further registration of transfers on the records of the Surviving Company of the shares of Company Common Stock that were outstanding immediately prior to the First Effective Time. If, after the First Effective Time, Company Certificates are presented to the Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Section 3.03.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Company Certificates shall have been lost, stolen or destroyed, Acquiror shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the aggregate Merger Consideration into which the shares of Company Common Stock formerly represented by such Company Certificates was converted into and any dividends or distributions payable pursuant to Section 3.03(b); provided, however, that, as a condition precedent to the delivery of such Merger Consideration, the owner of such lost, stolen or destroyed Company Certificates shall indemnify Acquiror against any claim that may be made against Acquiror or the Surviving Company with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

3.04 Withholding. Each of Acquiror, each Merger Sub, the Company, the Surviving Company and their respective Affiliates and agents (each, a “Payor”) shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law; provided, that before making any deduction or withholding pursuant to this Section 3.04 (other than (i) with respect to compensatory payments or (ii) attributable to the Company’s failure to deliver the certification and notice required under Section 8.03(c)), Acquiror shall use commercially reasonable efforts to (a) give the Company at least ten (10) days prior written notice of any anticipated deduction or withholding (together with any legal basis therefor and method of calculation) and (b) provide the Company with reasonable opportunity to provide any forms or other documentation from the applicable equity holders or take such other steps in order to avoid such deduction or withholding and shall reasonably consult and cooperate with the Company in good faith to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 3.04; provided, further, that no U.S. federal withholding Tax shall be withheld or deducted from any amounts deliverable or payable to the Company or the Company Stockholders or any of their Affiliates under this Agreement under Section 1445 of the Code provided that the Company timely delivers the certification and notice required under Section 8.03(c). To the extent that a Payor withholds or deducts such amounts with respect to any Person and properly remits such withheld or deducted amounts to the applicable Governmental Authority, such withheld or deducted amounts shall be treated as having been paid to or on behalf of such Person in respect of which such withholding or deduction was made for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or an Affiliate’s payroll to facilitate applicable withholding.

3.05 No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 3.01, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Acquiror Common Stock. In lieu of the issuance of any such fractional share, Acquiror shall pay to each former Company Stockholder who otherwise would be entitled to receive such fractional share, after aggregating all fractional shares that otherwise would be paid to such person, one (1) share of Acquiror Common Stock.

3.06 Payment of Expenses.

(a) On the Closing Date following the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all documented out-of-pocket fees and disbursements of the Company for outside counsel incurred in connection with the Transactions and fees and expenses of the Company for any other agents, advisors, consultants, experts and financial advisors employed by the Company incurred in connection with the Transactions (collectively, the “Outstanding Company Expenses”).

(b) On the Closing Date following the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all reasonable, documented out-of-pocket fees and disbursements of Acquiror and each Merger Sub for outside counsel and fees and expenses of Acquiror and each Merger Sub or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Acquiror or any Merger Sub incurred in connection with the Transactions (collectively, the “Outstanding Acquiror Expenses”).

3.07 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock outstanding immediately prior to the First Effective Time and held by a Company Stockholder entitled to vote in respect of such shares of Company Stock who has not voted in favor of the Merger or consented thereto in writing or by electronic transmissions and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section

262 of the DGCL. At the First Effective Time, (i) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (ii) the holders of Dissenting Shares shall be entitled to only such rights as may be granted to him, her or it under the DGCL. If any such Company Stockholder fails to perfect or otherwise waives, withdraws or loses such Company Stockholder’s right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such Dissenting Shares under Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted, as of the First Effective Time, into and shall only represent the right to receive the Merger Consideration upon the surrender of such shares in accordance with this Article III. The Company shall give Acquiror reasonably prompt notice of any demands received by the Company for appraisal of shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Acquiror shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the First Effective Time, the Company shall not, except with the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

3.08 Conversion of Company Preferred Stock. Immediately prior to the Closing, each share of Company Preferred Stock (to the extent outstanding) shall automatically be converted into Company Common Stock at such Company Preferred Stock’s then applicable conversion rate as set forth in the then-current Company Organizational Documents to the extent such Company Preferred Stock is subject to mandatory conversion in connection with the Closing pursuant to the then-current Company Organizational Documents or such holder of Company Preferred Stock otherwise elects to convert such Company Preferred Stock into Company Common Stock.

3.09 Treatment of Company Options. Effective as of the First Effective Time, each Company Option that is outstanding and unexercised as of immediately prior to the First Effective Time, whether or not then vested or exercisable, shall by virtue of the First Merger and without any action on the part of Acquiror or the Company, be assumed by Acquiror and shall be converted into a stock option (a “Converted Option”) to acquire shares of Acquiror Common Stock. Each such Converted Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions (including vesting) as applied to the Company Option immediately prior to the First Effective Time (but taking into account any changes thereto provided for in the applicable Equity Incentive Plan, in any award agreement or in such Company Option by reason of this Agreement or the Transactions). As of the First Effective Time, each such Converted Option as so assumed and converted shall be exercisable for that number of shares of Acquiror Common Stock determined by multiplying the number of shares of the Company Stock subject to such Company Option immediately prior to the First Effective Time by the Exchange Ratio, which product shall be rounded up to the nearest whole share, at a per share exercise price determined by dividing the per share exercise price of such Company Option immediately prior to the First Effective Time by the Exchange Ratio, which quotient shall be rounded up to the nearest whole cent; provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code. As of the First Effective Time, all Company Options shall no longer be outstanding and each holder of Converted Options shall cease to have any rights with respect to such Company Options, except as set forth in this Section 3.09. The Company shall take all necessary or desirable actions to effect the treatment of Company Options pursuant to this Section 3.09 in accordance with the applicable Equity Incentive Plan and the applicable award agreements.

3.10 Treatment of Company RSUs. As of immediately prior to the First Effective Time, by virtue of the First Merger and without any action on the part of the holders thereof, each Company RSU that is then outstanding shall be assumed and converted into an award of restricted stock units (an “Acquiror RSU”) covering a number of Acquiror Common Stock equal to the product of (A) the total number of shares of Company Stock subject to such Company RSU and (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole share. Each such Acquiror RSU as so assumed and converted shall be subject to the same terms and conditions as applied to the Company RSU immediately prior to the First Effective Time (including vesting conditions) except to the extent such terms or conditions are rendered inoperative by the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Acquiror and each Merger Sub as follows:

4.01 Organization, Standing and Corporate Power. The Company is an entity duly organized, validly existing and in good standing under the DGCL, and has all requisite legal entity power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or have a Material Adverse Effect. The Company Organizational Documents that have been made available to Acquiror are true, correct and complete and are in effect as of the date of the Agreement and the Company is not in default under or in violation of any provision thereunder.

4.02 Corporate Authority; Approval; Non-Contravention.

(a) Except for the Company Stockholder Approvals, the Company has all requisite corporate or other legal entity power and authority, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of the Company, and no other corporate actions on the part of the Company or any of its Subsidiaries are necessary to authorize the execution and delivery by the Company of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the Company Stockholder Approvals. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity (the “Enforceability Exceptions”)).

(b) The execution, delivery and, subject to receipt of the Company Stockholder Approvals, performance of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation of the Transactions, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Company Organizational Documents or the organizational documents of any of the Company’s Subsidiaries and (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default or change of control under, the creation or acceleration of any obligations under or the creation of a Lien (other than a Permitted Lien) on any of the assets of the Company or any of its Subsidiaries and Affiliates pursuant to, any Material Contract to which the Company or any of its Subsidiaries and Affiliates is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.02(a), under any Law to which the Company or any of its Affiliates is subject (except Laws that are applicable due to the Company’s business, or the Contracts or licenses of the Company), except (in the case of clause (ii) above) for such violations, breaches, defaults or changes of control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) The Company Support Agreements will have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery thereof by the other parties, will be a legal, valid and binding obligation of the Company and, to the Knowledge of the Company, the Company Stockholders party thereto, enforceable against the Company and the Company Stockholders in accordance with their terms (subject to the Enforceability Exceptions). The Company Stockholders that will be party to the Company Support Agreements will hold Company Stock representing the voting power sufficient as of the date of this Agreement to obtain the Company Stockholder Approvals.

4.03 Governmental Approvals. No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Transactions, except for (i) the pre-merger notification requirements under the HSR Act, (ii) such other consents, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iii) the filing of the First Certificate of Merger and Second Certificate of Merger with the Secretary of State of the State of Delaware.

4.04 Capitalization. Except as a result of any Pre-Closing Financing:

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock, of which 151,509,351 Company Common Stock were outstanding as of the close of business on March 31, 2022. All of the issued Company Stock has been duly authorized and are validly issued, fully paid and nonassessable. Set forth on Schedule 4.04 is a true, correct and complete list of each holder of issued and outstanding capital stock or other equity securities (including any securities convertible into equity securities) of the Company and the number of shares or other equity interests held by each such holder as of the date hereof. Each of the outstanding shares of capital stock of the Company (i) is duly authorized, validly issued, fully paid and nonassessable, (ii) was issued in compliance in all material respects with applicable Laws, (iii) was not issued in breach or violation of any preemptive rights or Contract to which the Company is a party, and (iv) is owned free and clear of any Lien imposed by or resulting from any Contract to which the Company is party (other than the Company Organizational Documents and Contracts that have been provided to Acquiror that set forth the Company Stockholders’ obligations to the Company).

(b) Except as set forth on Schedule 4.04, there are no other outstanding equity interest in the Company, including any warrants, options, calls, pre-emptive rights, subscriptions, “phantom” stock rights or other rights, agreements, arrangements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which the Company is obligated to issue, transfer, sell, purchase, return or redeem or cause to be issued, transferred, sold, purchased, returned or redeemed any equity securities of the Company

(c) Other than set forth on Schedule 4.05, the Company has no equity interest in, nor has it agreed to acquire, any share capital or other equity security of any other company (wherever incorporated).

4.05 Subsidiaries. The Subsidiaries of the Company as of the date hereof are set forth on Schedule 4.05, including, as of such date, a description of the capitalization of each such Subsidiary and the names of the record owners of all securities and other equity interests in each of the Company’s Subsidiaries. Each of the Company’s Subsidiaries has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted, in each case, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company’s Subsidiaries is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The outstanding shares of capital stock and other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and were issued in compliance with all applicable Laws. The Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock and other equity interests of such Subsidiaries free and clear of any Liens other than transfer restrictions under applicable Laws and such Subsidiaries’ organizational documents.

4.06 Financial Statements; Internal Controls.

(a) The unaudited statements of total assets, total liabilities and shareholders’ equity and total comprehensive income for the fiscal year ended December 31, 2021 and the two-month period ended February 28, 2022 (collectively, the “Financial Statements”), were prepared in accordance with the standards, principles and practices specified therein and, subject thereto, in accordance with GAAP, the standards of the Public Company Accounting Oversight Board and applicable Law as at the Balance Sheet Date, except as otherwise noted therein. Prior to the date hereof, true, complete and correct copies of the Financial Statements have been made available to Acquiror.

(b) The Financial Statements were derived from the books and records of the Company and prepared in accordance with GAAP, except as may be indicated in the notes thereto. The Financial Statements fairly present in all material respects the assets, liabilities, cash flow and financial condition and results of operations of the Company as of the times and for the periods referred to therein. Since the Balance Sheet Date, the Company has not made any material change in the accounting practices or policies applied in the preparation of the Financial Statements, except as required by applicable Law or GAAP.

(c) The Company maintains a system of accounting and internal controls designed to provide reasonable assurances regarding the reliability of the financial reporting and the preparation of the financial statements of the Company in accordance in all material respects with GAAP. Since its inception, the Company (including the Company’s personnel and independent accountants who participated in the preparation or review of financial statements or the internal accounting controls employed by the Company) have not identified nor been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves management of the Company or any personnel involved in financial reporting or (iii) any written claim or allegation regarding any of the foregoing. The Financial Statements, when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 8.02, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.

4.07 Compliance with Laws.

(a) The Company and its Subsidiaries are conducting and, since their respective inception dates, have conducted its business in material compliance with all Laws applicable to it and the Company’s and its Subsidiaries’ business, properties or other assets.

(b) There is no, and since December 31, 2019 there has been no, Action by or against the Company or any of its Subsidiaries is pending or threatened in writing, nor has any Governmental Authority indicated in writing to the Company or any of its Subsidiaries an intention to conduct the same.

(c) Since their inception, the Company or any of its Subsidiaries has not received any written notice or other communication (official or otherwise) from any Governmental Authority (i) with respect to an alleged, actual or potential violation and/or failure to comply, in any material respect, with any such applicable Law or (ii) requiring the Company or any of its Subsidiaries to take or omit any action to ensure compliance with any such applicable Law.

(d) The Company and its Subsidiaries possesses all material governmental permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemptions of, or filings or registrations with, or issued by, any Governmental Authority necessary for the ownership and use of the assets of the Company and its Subsidiaries and the operation of the Company’s and its Subsidiaries’ business as currently conducted (the “Company Permits”), except where the failure to possess the same has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all such Company Permits are valid and in full force and effect, and there are no lawsuits or other proceedings pending or threatened before any Governmental Authority that seek the revocation, cancellation, suspension or adverse material modification thereof. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries is in default, and, to the Knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a default, under the Company Permits.

4.08 Absence of Certain Changes or Events. (a) Since the Balance Sheet Date and except as expressly required by this Agreement, (i) the Company and its Subsidiaries have conducted its business in all material respects in the ordinary course of business and (ii) no action has been taken by the Company or its Subsidiaries that would require consent under Section 6.01 if such action were taken after signing of this Agreement and prior to Closing (other than for any such actions for which such consent has been received in accordance with Section 6.01) and (b) as of the date hereof, there has not been any change, effect, event, circumstance, occurrence or state of facts that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that any change in the price or relative value of any digital currency or cryptocurrency, including but not limited to Bitcoin, or any change in trading volume of any digital asset or cryptocurrency, or any halt or suspension in trading of any such digital asset or cryptocurrency on any exchange, in each case including but not limited to Bitcoin, will not be deemed to result in a breach of this Section 4.08.

4.09 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the Financial Statements, (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date, (c) as expressly permitted or contemplated by this Agreement or otherwise incurred in connection with the Transactions, (d) as disclosed on Schedule 4.09, (e) contingent liabilities under executory contracts and (f) for liabilities that have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any of its Subsidiaries have any liabilities of any nature, whether accrued, contingent or otherwise that are material to the Company and its Subsidiaries, taken as a whole.

4.10 Information Supplied. The information supplied in writing by the Company for inclusion in the Registration Statement and the Proxy Statement will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act and (b) in the case of the Proxy Statement, as of the date the Proxy Statement is first mailed to the Acquiror Shareholders and at the time of any meeting of the Acquiror Shareholders to be held in connection with the Transactions, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, the Company makes no representation or warranty or covenant with respect to: (x) statements made or incorporated by reference therein in any of the foregoing documents based on information supplied by Acquiror for inclusion therein or (y) any projections or forecasts or forward looking statements included in the Registration Statement or Proxy Statement.

4.11 Litigation.

(a) Neither the Company or its Subsidiaries is the subject of or engaged in any material Action or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise, and no such Action or dispute resolution process is pending or threatened in writing on the date hereof, in each case, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any settlement agreements or arrangements, whether written or oral, or is in discussions for a settlement or arrangement, regarding any material Actions.

(b) Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any outstanding Governmental Order (except if generally applicable without the Company or any of its Subsidiaries being named therein).

4.12 Contracts.

(a) Schedule 4.12(a) sets forth a true and complete list as of the date hereof, of the following Contracts that are effective as of the date hereof and to which the Company or any of its Subsidiaries is a party or is bound (all such Contracts set forth on Schedule 4.12(a), or which are required to be so disclosed, the “Material Contracts”):

(i) all such Contracts with a supplier of the Company or any of its Subsidiaries with a total annual payment or financial commitment exceeding $2,500,000 on an annual basis;

(ii) all such Contracts with third party manufacturers and suppliers for the manufacture and supply of products providing for minimum order quantities, minimum purchase requirements or exclusive supply, manufacturing or purchase requirements with a total annual payment or financial commitment exceeding $8,000,000 on an annual basis;

(iii) all such Contracts with (or with obligations of the Company or any of its Subsidiaries to) a Related Party;

(iv) all such Contracts that contain any covenant materially limiting or prohibiting the right of the Company or any of its Subsidiaries (A) to engage in any line of business or conduct business in any geographic area, (B) to distribute or offer any products or services, (C) to compete with any other person in any line of business or in any geographic area or levying a fine, charge or other payment for doing any of the foregoing or (D) to employ, hire or enter into a consultancy agreement with any person or entity, in each case other than provisions of non-solicitation in the ordinary course in agreements with suppliers and customers;

(v) all such Contracts in which the aggregate outstanding expenditure or payment obligations of the Company or any of its Subsidiaries exceeds $2,500,000, excluding obligations that are contingent liabilities in respect of a breach or indemnification obligation or similar contingent obligation as a result of a breach or default;

(vi) all Contracts providing for or relating to the purchase, sale, transmission, distribution or management of power or energy, including any retail and wholesale supply, offtake, and demand response agreements, interconnection, transmission service, distribution facility extension and shared facility agreements and management, consulting, advisory and brokerage agreements with a total annual payment or financial commitment exceeding $500,000 on an annual basis;

(vii) all Contracts with a digital asset exchange or over-the-counter trading desk with a total annual payment or financial commitment exceeding $500,000 on an annual basis;

(viii) any partnership, joint venture or other similar agreement or arrangement providing for the formation, creation, operation, management or control of any partnership or joint venture with a third party to which the Company or any of its Subsidiaries is a party, other than bona fide customer-supplier relationships or a trade association;

(ix) all such Contracts providing for the acquisition or disposition of any business, equity interests or material assets (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company or any of its Subsidiaries has any ongoing obligation (including for deferred purchase price obligations, earn-out obligations, indemnification obligations and other contingent liabilities (including payment obligations in respect of the future utilization of any net operating losses));

(x) all such Contracts that obligate the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person (other than advances to employees for business expenses in the ordinary course of business consistent with past practice);

(xi) any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to indebtedness for borrowed money in excess of $1,000,000, or any guarantee of third party obligations in excess of $1,000,000, or any letters of credit, performance bonds or other credit support for the Company;

(xii) any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization (each a “CBA”);

(xiii) all such contracts or agreements with any employee, officer, director or other individual service provider that (A) provide for annual compensation in excess of $250,000 or (B) are not terminable by the Company on no more than thirty (30) days’ notice and without liability or financial obligation to the Company; and

(xiv) all such material Contracts pursuant to which the Company or any of its Subsidiaries grants or is granted a license to, or other rights under, any Intellectual Property, excluding any (A) “shrink-wrap”, “click-through” and “off-the-shelf” agreements involving an annual or payment of less than $1,000,000, (B) open source licenses and (C) agreements with customers/clients entered into in the ordinary course of business.

(b) Neither the Company nor any of its Subsidiaries (i) is, nor has it received written notice that any other party to any Material Contract is, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under or (ii) has waived or failed to enforce any material rights or material benefits under any Material Contract to which it is a party or any of its properties or other assets is subject. No Material Contract is the subject of a notice to terminate, except for any expiration of the term of a Material Contract following the date of this Agreement in accordance with its terms. Each Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on the Company or the applicable Subsidiary, and, to the Knowledge of the Company, each other party thereto, except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole. There is no default under any such Material Contracts by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, in each case, except as would be material and adverse to the Company and its Subsidiaries, taken as a whole.

4.13 Employment Matters.

(a) Except as set forth on Schedule 4.13(a), (i) neither the Company nor any of its Subsidiaries is a party to or bound by any CBA (including agreements with works councils and trade unions and side letters), and no employees of the Company or any of its Subsidiaries are represented by any labor union, works council, or other labor organization with respect to their employment; (ii) in the past three (3) years, no labor union, works council, other labor organization, or group of employees of the Company or any of its Subsidiaries has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iii) to the Knowledge of the Company, in the past three (3) years, there have been no actual or threatened organizing activities with respect to any employees of the Company or any of its Subsidiaries, and no such activities are currently pending or, to the Knowledge of the Company, threatened; (iv) in the past three (3) years, there has been no actual or, to the Knowledge of the Company, threatened strike, lockout, work stoppage, slowdown, picketing, hand billing, unfair labor practice charge, material labor grievance, material labor arbitration or other material labor dispute against or affecting the Company or any of its Subsidiaries, and no such dispute is currently pending or to the Knowledge of the Company, threatened; and (v) with respect to the Transactions, the Company and its Subsidiaries have satisfied all notice, bargaining, consent, consultation or other obligations to its employees and employees’ representatives under applicable Law and any CBA.

(b) Neither the Company nor any of its Subsidiaries is a party to or bound by any Benefit Plan.

(c) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with the occurrence of any other event, would be reasonably likely to result in (i) any material payment or benefit becoming due to, or a material increase in, or acceleration of the timing of payment, funding or vesting of, the compensation or benefits of, any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries; or (ii) the receipt (whether in cash, property or the vesting of property) by any “disqualified individual” or any “parachute payment” (as such terms are defined in Section 280G of the Code).

(d) Except as would not result in material liability for the Company or any of its Subsidiaries: the Company and its Subsidiaries have fully and timely paid all (i) wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that has come due and payable to its current or former employees and independent contractors under applicable Laws, Contract or Company policy, and (ii) fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

(e) Since its inception (i) to the Company’s Knowledge, no employee of the Company or its Subsidiaries has made written allegations of sexual harassment against any officer or director of the Company or its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries have entered into any settlement agreement related to sexual harassment or sexual misconduct by an employee, independent contractor, director or officer of the Company or its Subsidiaries.

4.14 Taxes.

(a) Each of the Company and its Subsidiaries has timely filed with the appropriate Tax Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects. Each of the Company and its Subsidiaries has timely paid all material amounts of Taxes due and payable (whether or not shown on any Tax Return).

(b) Each of the Company and its Subsidiaries has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) timely remitted such amounts required to have been remitted to the appropriate Tax Authority.

(c) Neither the Company nor any of its Subsidiaries is subject to any material Tax liability arising on or before the Balance Sheet Date that has not been paid or fully reserved for in the Financial Statements in accordance with GAAP.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Tax Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP. There is no material Tax audit or other examination of the Company or any of its Subsidiaries presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes or Tax Returns of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is or has been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than any such Tax group the common parent of which was the Company), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(f) Neither the Company nor any of its Subsidiaries has any liability for Taxes of any other Person (other than any such Tax group the common parent of which is the Company) as a result of Treasury Regulations Section 1.1502-6, as a transferee or successor, or by operation of Law.

(g) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount or deferred revenue received on or prior to the Closing Date outside of the ordinary course of business.

(h) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(i) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has taken any action, nor to the Knowledge of the Company are there any facts or circumstances, that would reasonably be expected to prevent (i) the Redomicile from qualifying as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations, (ii) the Sponsor Share Conversion from qualifying as a “reorganization” pursuant to Section 368(a)(1)(E) of the Code and the Treasury Regulations, (iii) the Name Change from qualifying as a “reorganization” pursuant to Section 368(a)(1)(F) or (iv) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

(j) The Company is a domestic corporation for United States federal income tax purposes. Except as set forth in Schedule 4.14(j) (as may be supplemented on or before the Closing Date), each Subsidiary of the Company is an entity disregarded as separate from the Company for United States federal income tax purposes. None of the Subsidiaries of the Company is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(k) There are no Liens with respect to Taxes on any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens described in clause (iii) of the definition of such term.

(l) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has a permanent establishment or otherwise has an office or fixed place of business in a country other than the country in which it is organized. Neither the Company nor any of its Subsidiaries has received written notice of any claim from a Tax authority in a jurisdiction in which the Company or such Subsidiary does not file Tax Returns stating that the Company or such Subsidiary is or may be subject to Taxation in such jurisdiction.

(m) The Company has complied in all material respects with all escheat and unclaimed property Laws.

(n) Neither the Company nor any of its Subsidiaries has assumed any obligations relating to any Taxes payable by another Person (other than any Person who is acquired by the Company or any of its Subsidiaries) in connection with any transfer or other restructuring among the Company and/or its Affiliates prior to the Transactions.

4.15 Intellectual Property.

(a) Schedule 4.15(a) contains a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications and (iii) copyright registrations, in each case that are owned by the Company or its Subsidiaries (collectively, “Registered IP”), indicating for each item, as applicable, the registration or application number, the applicable filing jurisdiction and the date of filing or issuance. To the Knowledge of the Company, the Registered IP is subsisting and, excluding any Registered IP which is the subject of an application for registration or issuance, is valid and enforceable, in each case, except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole.

(b) To the Knowledge of the Company: (i) the operation of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted does not infringe, misappropriate, dilute or otherwise violate, and since December 31, 2019, has not infringed, misappropriated, diluted or otherwise violated, any third-party Intellectual Property and (ii) no third party infringes, misappropriates, dilutes or otherwise violates on the date of this Agreement, and no third party has infringed, misappropriated, diluted or otherwise violated since December 31, 2019, any Intellectual Property owned by the Company or any of its Subsidiaries, in each case, except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole.

(c) As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened (including “cease and desist” letters or invitations to take a license) against the Company or any of its Subsidiaries (i) challenging the ownership, validity, registrability, patentability, or enforceability of the Intellectual Property owned by the Company or any of its Subsidiaries (excluding office actions and similar ex-parte proceedings in connection with the prosecution of applications for the registration or issuance of any Intellectual Property) or (ii) asserting that the Company or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any third-party Intellectual Property since December 31, 2019, in each case, except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole.

(d) To the Knowledge of the Company, all former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of the Company and its Subsidiaries, who have contributed to or participated in the conception and development of material Intellectual Property for the Company or its Subsidiaries have entered into valid and binding proprietary rights agreements vesting ownership of such Intellectual Property in the Company or one of its Subsidiaries.

4.16 Data Protection.

(a) In the three (3) years prior to the date of this Agreement, the Company and its Subsidiaries (i) have been in compliance in all material respects with all Privacy Laws and the Company and its Subsidiaries’ applicable contractual requirements relating to the Company’s and Subsidiaries’ collection, use, storage, safeguarding, disclosure, transfer, and security of Personal Information, and (ii) have not been subject to any regulatory audits or investigations by any Governmental Authority relating to Privacy Laws. The Company and its Subsidiaries have taken commercially reasonable steps to ensure that all Personal Information is protected in all material respects against loss and against unauthorized access, use, modification, disclosure or other use or misuse. To the Knowledge of the Company, in the three (3) years prior to the date of this Agreement, there has been no loss, theft or unauthorized access to or misuse of any Personal Information, in each case, that has resulted in, or is reasonably likely to result in, material liability to the Company and its Subsidiaries, taken as a whole.

(b) Neither the Company nor any of its Subsidiaries have received any written requests, complaints or objections to its collection or use of Personal Information from any data protection authority or third party (including data subjects) that remains unresolved. To the Knowledge of the Company, no individual has been awarded compensation from the Company or its Subsidiaries under any Privacy Laws, and no written claim for such compensation is outstanding.

(c) Neither the Company nor any of its Subsidiaries sell, rent or otherwise make available to any Person any Personal Information, except in a manner that complies in all material respects with the applicable Privacy Laws. The execution, delivery and performance of this Agreement and the transactions contemplated herein comply, and will comply, in all material respects, with all Privacy Laws and other contractual commitments related to the privacy and security of Personal Information to which the Company and its Subsidiaries are bound.

4.17 Information Technology.

(a) The IT Systems: (i) operate and perform in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries for the operation of its business as currently conducted and (ii) to the Knowledge of the Company, are free from bugs and other defects, in each case, except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole.

(b) The Company and its Subsidiaries have implemented with respect to its IT Systems commercially reasonable backup, security and disaster recovery technology consistent with generally accepted industry practices.

(c) To the Knowledge of the Company, since December 31, 2019, there has been no security breach or unauthorized access to the IT Systems, which resulted in the unauthorized use, misappropriation, modification, encryption, corruption, disclosure, or transfer of any information or data contained therein, in each case, that has resulted in, or is reasonably likely to result in, material liability to the Company and its Subsidiaries, taken as a whole.

4.18 Real Property.

(a) Neither the Company nor any of its Subsidiaries own any real property.

(b) Schedule 4.18(b) contains a complete and accurate list by property, city, state and country, of all real property leasehold or subleasehold estates and other rights to use or occupy any interest in real property held by the Company or any of its Subsidiaries as of the date of this Agreement (the “Company Properties”). The Company Properties are the only properties used by the Company or any of its Subsidiaries in, or otherwise related to, the Company’s or any of its Subsidiaries’ business as of the date of this Agreement, and subject to any permitted action pursuant to Section 6.01, as of the Closing Date. The Company is the sole legal and beneficial owner of a leasehold interest in the Company Properties.

(c) Schedule 4.18(c) contains a complete and accurate list of all leases, subleases, licenses, concessions, and other contracts, agreements and leasehold arrangements and all related supplemental documents pursuant to which the Company or any of its Subsidiaries leases, licenses, subleases or otherwise occupies any Company Property on the date hereof, except for any Contract for which the aggregate rental payments in the most recent annual period did not exceed $250,000 and except for any leases which arrange for a temporary occupancy arrangement (collectively, the “Lease Documents”). The Company has delivered to Acquiror a true and complete copy of each such Lease Document. Neither the Company or its Subsidiaries nor, to the Knowledge of the Company, any other party to any Lease Document is in material breach or material default under such Lease Document.

(d) Each Lease Document is a written agreement in full force and effect, and, subject to the Enforceability Exceptions, is valid, binding and enforceable, subject to proper authorization and execution of each Lease Document by the other parties thereto and except to the extent that enforcement may be limited by Enforceability Exceptions. The Company and its Subsidiaries has paid the rent and all other sums that are due and payable under such Lease Documents and there are no significant arrears.

(e) To the Knowledge of the Company, there exists no restrictions, covenants or encumbrances which prevent any of the Company Properties from being used now or in the future for their current use or would prevent or require consent from a third party as a result of the transactions contemplated by this Agreement or would be material and adverse to the Company and its Subsidiaries, taken as a whole, except as set forth on Schedule 4.18(e).

(f) As of the date hereof, there are no material outstanding disputes, actions, claims, demands or complaints to which the Company or its Subsidiaries is a party in respect of any of the Company Properties.

4.19 Corrupt Practices; Sanctions.

(a) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of its Representatives have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage in each case in violation of any Anti-Corruption Laws. To the Knowledge of the Company, no Government Official nor any of his or her immediate family members is an officer or director or owns any securities of the Company or its Subsidiaries.

(b) Neither the Company or its Subsidiaries nor, to the Knowledge of the Company, any of its Representatives, has, or is presently or has agreed to become, engaged in any conduct that violates any applicable Anti-Corruption Laws.

(c) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is conducting and has not conducted, directly or indirectly, any business (including, without limitation, sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) with or for the direct or indirect benefit of or on behalf of any Sanctioned Person, nor otherwise violated any applicable Sanction or Ex-Im Law.

(d) Neither the Company nor any of its directors, officers, employees, or to the Knowledge of the Company, any other Persons acting for or on behalf of any of the foregoing, is or has been, a Sanctioned Person.

(e) There is no current investigation, allegation, request for information, or any other inquiry by any Governmental Authority regarding the actual or possible violation of Sanctions by the Company, and over the past five years, and the Company has not received any notice that there is any investigation, allegation, request for information, or any other inquiry by any Governmental Authority regarding an actual or possible violation of sanctions.

4.20 Insurance. Schedule 4.20 sets forth a true and complete list of the material current insurance policies or binders of fire, liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance and other material policies or binders maintained by the Company and its Subsidiaries (the “Insurance Policies”). To the Company’s Knowledge, there are no events, circumstances or other liabilities that give rise to a claim under the Insurance Policies in an amount of $500,000 or more. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Insurance Policies are in full force and effect as of the date of this Agreement with respect to the Company and its Subsidiaries, and the limits thereunder have not been impaired, exhausted or materially diminished. As of the date hereof, neither the Company nor its Subsidiaries has received any written notice of cancellation of, of a material premium increase (relative to others in the industry in which the Company operates) with respect to, or of a material alteration of coverage under, any Insurance Policy. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of the Insurance Policies (i) are valid and binding in accordance with their terms, subject to Enforceability Exceptions and (ii) have not been subject to any lapse in coverage. There are no material claims related to the Company or its Subsidiaries or the assets, business, operations, employees, officers and directors of the Company or its Subsidiaries pending under any such Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.

4.21 Competition and Trade Regulation.

(a) The Company and its Subsidiaries have been and currently are in compliance with relevant sanctions and export control Laws and regulations in jurisdictions in which the Company and its Subsidiaries do business or to which the Company and its Subsidiaries are otherwise subject, including the United States International Traffic in Arms Regulations, the Export Administration Regulations and United States sanctions Laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control, except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole.

(b) The Company and its Subsidiaries are in compliance with all applicable Antitrust Laws in all material respects. Neither the Company nor its Subsidiaries is not nor has been a party to or is or has been concerned in any agreement or arrangement with a Governmental Authority under any anti-trust, competition or similar legislation in any jurisdiction in which the Company or its Subsidiaries has assets or carries or intends to carry on business or where its activities may have an effect.

4.22 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) the Company and its Subsidiaries are and since December 31, 2019 have been, in compliance in all material respects with all Environmental Laws and, without limiting the foregoing, all Company Permits required under Environmental Laws in connection with the operation of the Company’s business or ownership or operation of the Company Properties, which Company Permits have been obtained by the Company and its Subsidiaries and are current and valid;

(b) there are no Actions pending, or to the Knowledge of the Company, threatened, against the Company or its Subsidiaries, nor has the Company or its Subsidiaries received any written notification of, nor, to the Knowledge of the Company, is the Company or its Subsidiaries otherwise responsible for any material violation of or material liability under, Environmental Laws, including for the contamination of or manufacture, generation, storage, disposal, release or threatened release at any location by, or exposure of any Person to, any Hazardous Material; and

(c) there have been no known releases of any Hazardous Material at the current or former Company Properties in quantities that could trigger the need for investigation and/or remediation costs pursuant to Environmental Laws.

4.23 Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Schedule 4.23, the fees and expenses of which will be paid by the Company or any of its Subsidiaries pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

4.24 Affiliate Agreements. Except as set forth on Schedule 4.24, neither the Company nor its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of the Company or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Acquiror, any Merger Sub or the Company or any of its Subsidiaries or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.

4.25 COVID-19. Neither the Company nor any of its Subsidiaries have participated in the federal Paycheck Protection Program or sought material benefits or relief thereunder.

4.26 No Other Representations or Warranties. The representations and warranties made by the Company in this Article IV are the exclusive representations and warranties made by the Company, its Affiliates and their respective Representatives. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, to the accuracy or completeness of any information regarding the Company available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. For the avoidance of doubt, the Company, its Affiliate and each of their respective Representative has not made and does not make any express or implied representation or warranty, either written or oral, with respect to the Company. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to the other parties hereto, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or (b) any oral or, except for the representations and warranties expressly made by the Company in this Article IV, written information made available to the other parties hereto in the course of their evaluation of the Company and the negotiation of this Agreement or in the course of the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF ACQUIROR AND EACH MERGER SUB

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the Acquiror SEC Reports filed or furnished by Acquiror on or after February 10, 2021 (excluding (x) any disclosures in such Acquiror SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Reports will be deemed to modify or qualify the representations and warranties set forth (i) in Section 5.01, Section 5.02, Section 5.06, Section 5.07 and Section 5.13, or (ii) in the case of Acquiror and each Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company), each of Acquiror and each Merger Sub represents and warrants to the Company as follows:

5.01 Organization, Standing and Corporate Power.

(a) Acquiror is an entity duly incorporated, validly existing and in good standing under the CACI (and following the Redomicile, shall be an entity duly incorporated, validly existing and in good standing under the DGCL), and has all requisite legal entity power and authority to carry on its business as now being conducted. Acquiror is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Acquiror to consummate the Transactions or be material and adverse to Acquiror.

(b) First Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Second Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of Delaware, with full limited liability company power and authority to enter into this Agreement and perform its obligations hereunder. Other than the Merger Subs, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.

5.02 Corporate Authority; Approval; Non-Contravention.

(a) Each of Acquiror and each Merger Sub has all requisite corporate or other legal entity power and authority, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby and the adoption of this Agreement by Acquiror as the sole stockholder of First Merger Sub and sole member of Second Merger Sub, to consummate the Transactions. The execution, delivery and performance by Acquiror and each Merger Sub of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate or other consent and authorizations on the part of Acquiror and each Merger Sub, and no other corporate or other actions on the part of Acquiror or any Merger Sub are necessary to authorize the execution and delivery by Acquiror or each Merger Sub of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the Acquiror Shareholder Approvals and the adoption of this Agreement by Acquiror as sole stockholder of First Merger Sub and sole member of Second Merger Sub. This Agreement has been duly executed and delivered by Acquiror and each Merger Sub and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of Acquiror and each Merger Sub, enforceable against Acquiror and each Merger Sub in accordance with its terms (subject to the Enforceability Exceptions).

(b) The execution, delivery, and performance of this Agreement and the Ancillary Agreements to which Acquiror and/or each Merger Sub is a party, and the consummation of the Transactions, and (in the case of Acquiror) subject to receipt of the Acquiror Shareholder Approvals, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Acquiror Organizational Documents or any organizational documents of any Merger Sub or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Acquiror, any Merger Sub or any of their Affiliates pursuant to, any Contract to which Acquiror, any Merger Sub or any of their Affiliates is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.02(a), under any Law to which Acquiror, any Merger Sub or any of their Affiliates is subject, except (in the case of clause (ii) above) for such violations, breaches or defaults which has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or any Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(c) The Acquiror Support Agreement executed and delivered contemporaneously with the execution and delivery of this Agreement has been duly executed and delivered by Acquiror and, assuming due authorization, execution and delivery thereof by the other parties, is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the other parties thereto, enforceable against Acquiror and the other parties thereto in accordance with its terms (subject to the Enforceability Exceptions).

5.03 Litigation.

(a) Neither Acquiror nor, to the Knowledge of Acquiror, any of its officers, in their capacities as such, is the subject of or engaged in any material Action before a Governmental Authority, arbitration or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise, and no such litigation, arbitration or dispute resolution process is pending or threatened in writing on the date hereof, in each case, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or any Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions. As of the date hereof, Acquiror is not, nor to the Knowledge of Acquiror is any of its officers, in their capacities as such, subject to any settlement agreements or arrangements, whether written or oral, or is in discussions for a settlement or arrangement, regarding any material disputes or material claims.

(b) As of the date of this Agreement, neither Acquiror nor any Merger Sub is a party to or subject to the provisions of any outstanding judgment, order, writ, injunction, decree or award of any Governmental Authority (except if generally applicable without Acquiror or a Merger Sub being named therein) that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or any Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

5.04 Compliance with Laws. Acquiror and each Merger Sub are, and since their respective dates of incorporation, have been, operating in all material respects in a manner that is customary for businesses similar to Acquiror and Merger Subs, and each of Acquiror and each Merger Sub is conducting and, since their respective dates of incorporation, has conducted its business in material compliance with all Laws.

5.05 Employee Benefit Plans. Except as may be contemplated by the Acquiror Equity Plan Proposal, neither Acquiror nor any Merger Sub maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any Benefit Plan with respect to which Acquiror, any Merger Sub or any of their respective Affiliates have any remaining obligations or liabilities and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director, officer or employee of Acquiror or any Merger Sub, or (ii) result in the acceleration, vesting or creation of any rights of any stockholder, director, officer or employee of Acquiror or any Merger Sub to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

5.06 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least two hundred million dollars ($200,000,000) invested in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated August 10, 2021, by and between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the Knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. To the Knowledge of Acquiror, there are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Shareholder who is a Redeeming Shareholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated August 10, 2021, as amended. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the Knowledge of Acquiror, threatened with respect to the Trust Account. Since August 13, 2021, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account to pay the tax obligations of the Company as permitted by the Trust Agreement). As of the First Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the First Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the First Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is a Redeeming Shareholder and solely to the extent receipt of any such amount is for an Acquiror Share Redemption.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Acquiror, First Merger Sub and Second Merger Sub have no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c) As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness in excess of $500,000, excluding any working capital loans incurred by Acquiror, the proceeds of which are deposited into the Trust Account in connection with a shareholder vote to amend the Acquiror Organizational Documents to extend the term of Acquiror.

5.07 Taxes.

(a) Each of Acquiror and each Merger Sub has timely filed with the appropriate Tax Authority, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects. Each of Acquiror and each Merger Sub has timely paid all material amounts of Taxes due and payable (whether or not shown on any Tax Return).

(b) Each of Acquiror and each Merger Sub, as applicable, has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) timely remitted such amounts required to have been remitted to the appropriate Tax Authority.

(c) Neither Acquiror nor any Merger Sub is subject to any material Tax liability arising on or before the Balance Sheet Date that has not been paid or fully reserved for in the audited financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports in accordance with GAAP.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Tax Authority against Acquiror or any Merger Sub that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP. There is no material Tax audit or other examination of Acquiror or any Merger Sub presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes or Tax Returns of Acquiror or any Merger Sub.

(e) Neither Acquiror nor any Merger Sub is or has been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group (other than any such Tax group the common parent of which was Acquiror), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(f) Neither Acquiror nor any Merger Sub has any liability for Taxes of any other Person (other than any such Tax group the common parent of which is Acquiror) as a result of Treasury Regulations Section 1.1502-6, as a transferee or successor, by operation of Law, by Contract or otherwise.

(g) Neither Acquiror nor any Merger Sub will be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount or deferred revenue received on or prior to the Closing Date outside of the ordinary course of business.

(h) Neither Acquiror nor any Merger Sub has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(i) To the Knowledge of Acquiror, neither Acquiror nor any Merger Sub has taken any action, nor to the Knowledge of Acquiror are there any facts or circumstances, that would reasonably be expected to prevent (i) the Redomicile from qualifying as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations, (ii) the Sponsor Share Conversion from qualifying as a “reorganization” pursuant to Section 368(a)(1)(E) of the Code and the Treasury Regulations, (iii) the Name Change from qualifying as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations or (iv) the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

(j) Immediately prior to the Closing, each of Acquiror and the First Merger Sub is a domestic corporation for United States federal income tax purposes. The Second Merger Sub is an entity disregarded as separate from the Company for United States federal income tax purposes.

(k) There are no Liens with respect to Taxes on any of the assets of Acquiror or any Merger Sub, other than Permitted Liens described in clause (iii) of the definition of such term.

(l) Neither Acquiror nor any Merger Sub has a permanent establishment or otherwise has an office or fixed place of business in a country other than the country in which it is organized. Neither Acquiror nor any Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which Acquiror or such Merger Sub does not file Tax Returns stating that Acquiror or such Merger Sub is or may be subject to Taxation in such jurisdiction.

(m) Acquiror has complied in all material respects with all escheat and unclaimed property Laws.

(n) Neither Acquiror nor any Merger Sub has assumed any obligations relating to any Taxes payable by another Person (other than any Person who is acquired by Acquiror or any Merger Sub) in connection with any transfer or other restructuring among Acquiror, any Merger Sub and/or their respective Affiliates prior to the Transactions.

5.08 Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Schedule 5.08, the fees and expenses of which will be paid by Acquiror or any Merger Sub pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror, any Merger Sub or any of their Affiliates.

5.09 Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a) Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since August 10, 2021 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). Except as set forth on Schedule 5.09(a) hereto, none of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 5.09(a) hereto, the audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f) To the Knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. To the Knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(g) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

5.10 Business Activities; Absence of Changes.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror or any Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b) Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.03), (ii) as set forth on Schedule 5.10(c) and (iii) with respect to fees and expenses of Acquiror’s legal, financial and other advisors, Acquiror is not party to any Contract with any other Person that would require payments by Acquiror in excess of $100,000 in the aggregate with respect to any individual Contract or when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.03) and Contracts set forth on Schedule 5.10(c)).

(d) Except for any indebtedness incurred by Acquiror or a Merger Sub with the consent of the Company as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation against Acquiror or any Merger Sub, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the fiscal year as of December 31, 2021 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and the Merger Subs, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet as of December 31, 2021 in the ordinary course of the operation of business (including working capital loans incurred by Acquiror) of Acquiror and the Merger Subs (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and the Merger Subs, taken as a whole) or (iii) disclosed in Schedule 5.10(d).

(e) Since their organization, the Merger Subs have not conducted any business activities other than activities directed toward the accomplishment of the Merger.

(f) Except as set forth in the Merger Subs’ organizational documents, there is no agreement, commitment, or Governmental Order binding upon any Merger Sub or to which any Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of any Merger Sub or any acquisition of property by any Merger Sub or the conduct of business by any Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of any Merger Sub to enter into and perform its obligations under this Agreement.

(g) Each Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(h) Each Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has no, and at all times prior to the First Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(i) (i) Since the date of Acquiror’s incorporation, there has not been any change, development, condition, occurrence, event or effect relating to Acquiror or any Merger Sub that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of Acquiror or any Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions and (ii) from February 10, 2021 through the date of this Agreement, Acquiror and each Merger Sub have not taken any action that would require the consent of the Company pursuant to Section 7.03 if such action had been taken after the date hereof.

5.11 Registration Statement. As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement.

5.12 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Acquiror and its Affiliates and any of its and their respective directors, officers, employees, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, partners, members, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV or any certificate delivered in accordance with Section 9.02(b), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company, and each of Acquiror and each Merger Sub, on its own behalf and on behalf of their Affiliates and its and their directors, officers, employees, partnership, members or representatives, disclaim reliance on any representations and warranties, express or implied, other than those expressly given by the Company in Article IV or any certificate delivered in accordance with Section 9.02(b). Without limiting the generality of the foregoing, it is understood that any cost or other estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement or any certificate delivered in accordance with Section 9.02(b). Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV or any certificate delivered in accordance with Section 9.02(b), with all faults and without any other representation or warranty of any nature whatsoever.

5.13 Capitalization.

(a) The authorized share capital of Acquiror consists of (i) 500,000,000 Class A Acquiror Ordinary Shares, of which (A) 20,655,000 Class A Acquiror Ordinary Shares are issued and outstanding as of the date of this Agreement, (B) 6,885,000 Class A Acquiror Ordinary Shares are reserved for issuance upon the exercise of 6,885,000 outstanding Acquiror Warrants as of the date of this Agreement and (C) 6,666,667 Class A Acquiror Ordinary Shares are reserved for issuance upon the conversion of Class B Acquiror Ordinary Shares, (ii) 50,000,000 Class B Acquiror Ordinary Shares, of which 6,666,667 Class B Acquiror Ordinary Shares are issued and outstanding and (iii) 1,000,000 preference shares of Acquiror, par value $0.0001, none of which are issued and outstanding. All of the issued and outstanding Acquiror Ordinary Shares (w) have been duly authorized and validly issued and are fully paid and nonassessable, (x) were offered, sold and issued in compliance with applicable Law and the Acquiror Organizational Documents, (y) were not issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right under any applicable Law, Acquiror Organizational Document or Contract and (z) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83.

(b) Subject to the terms of conditions of the Warrant Agreement, as of immediately after the Closing, each Acquiror Warrant will be exercisable, after giving effect to the First Merger, for one share of common stock of Acquiror at an exercise price of $11.50 per share, beginning 30 days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Acquiror Organizational Documents and (B) any other applicable Contracts governing the issuance of such securities to which Acquiror is a party or otherwise bound and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Acquiror Organizational Documents or any Contract to which Acquiror is a party or otherwise bound.

(c) Except for this Agreement, the Acquiror Warrants and the Class B Acquiror Ordinary Shares, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Ordinary Shares or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the Acquiror SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror Shareholders may vote. Except as disclosed in the Acquiror SEC Reports, there are no registration rights, and Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement, rights plan, anti-takeover plan or similar agreements relating to Acquiror Ordinary Shares or any other equity interests of Acquiror. Other than the Merger Subs, Acquiror does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(d) As of the date hereof, (i) the authorized share capital of First Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, of which one share is issued and outstanding and beneficially held (and held of record) by Acquiror as of the date of this Agreement and (ii) the authorized share capital of Second Merger Sub consists of limited liability interests, all of which are owned by Acquiror as of the date of this Agreement.

(e) Subject to approval of the Proposals, the Acquiror Common Stock to be issued by Acquiror in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, (i) will be duly authorized, validly issued, fully paid and nonassessable, (ii) will have been issued in compliance with applicable Law and the Acquiror Organizational Documents, (iii) will not be subject to any preemptive rights of any other shareholder of Acquiror and (iv) will be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable Securities Laws).

5.14 Nasdaq Stock Market Quotation. The issued and outstanding Class A Acquiror Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “VCXA”. The issued and outstanding units of Acquiror, each unit consisting of one Class A Acquiror Ordinary Share and one-third of one Acquiror Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “VCXAU”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “VCXAW”. Acquiror is in compliance in all material respects with the rules of Nasdaq and there is no action or proceeding pending or, to the Knowledge of Acquiror, threatened against Acquiror by Nasdaq, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Class A Acquiror Ordinary Shares or Acquiror Warrants or terminate the listing of Class A Acquiror Ordinary Shares or Acquiror Warrants on Nasdaq. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Class A Acquiror Ordinary Shares or Acquiror Warrants under the Exchange Act.

5.15 Contracts; No Defaults.

(a) The Acquiror SEC Reports disclose every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, Acquiror or any Merger Sub is a party or by which any of their respective assets are bound (the “Acquiror Material Contracts”). True, correct and complete copies of the Acquiror Material Contracts have been delivered to or made available to the Company or its agents or representatives.

(b) Neither Acquiror nor any Merger Sub is, nor has it received written notice that any other party to any such Acquiror Material Contract is, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under any such Acquiror Material Contract to which it is a party or any of its properties or other assets is subject. No such Acquiror Material Contract is the subject of a notice to terminate, except for any expiration of the term of such Contract following the date of this Agreement in accordance with its terms. Each Acquiror Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on Acquiror or a Merger Sub, as applicable, and, to the Knowledge of Acquiror, each other party thereto, except as would not be material and adverse to Acquiror and each Merger Sub, taken as a whole. There is no default under any such Acquiror Material Contract by Acquiror or any Merger Sub, or, to the Knowledge of Acquiror, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Acquiror or any Merger Sub, or, to the Knowledge of Acquiror, any other party thereto, in each case, except as would be material and adverse to Acquiror and each Merger Sub, taken as a whole.

5.16 Title to Property. Except as set forth on Schedule 5.16, neither the Acquiror nor any Merger Sub (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

5.17 Investment Company Act. Neither the Acquiror nor any Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940.

5.18 Affiliate Agreements. Except as set forth on Schedule 5.18, neither of the Acquiror nor any Merger Sub is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of either of the Acquiror or any Merger Sub, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Acquiror or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).

5.19 Corrupt Practices.

(a) Since their respective dates of incorporation, to the Knowledge of Acquiror, neither Acquiror nor any Merger Sub, nor any of their respective Representatives, have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation in any material respect any Anti-Corruption Laws. Acquiror (x) has instituted policies and procedures designed to ensure compliance with the Anti-Corruption Laws and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which Acquiror operates and (y) has maintained such policies and procedures in force. To the Knowledge of Acquiror, no Government Official nor any of his or her immediate family members is an officer or director or owns any securities of Acquiror.

(b) Since their respective dates of incorporation, neither Acquiror nor any Merger Sub nor, to the Knowledge of Acquiror, any of their respective Representatives, has, or is presently or has agreed to become, engaged in any conduct that violates in any material respect any applicable Anti-Corruption Laws.

(c) Since their respective dates of incorporation, to the Knowledge of Acquiror, neither Acquiror nor any Merger Sub is conducting and has not conducted, directly or indirectly, any business (including, without limitation, sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) with or for the direct or indirect benefit of or on behalf of any Sanctioned Person, nor otherwise violated any applicable Sanction or Ex-Im Law.

5.20 Takeover Statutes and Charter Provisions. The Acquiror Board has, and represents that it has, and the Acquiror has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the transactions contemplated hereby, including the Merger and the issuance of the Merger Consideration. As of the date of the Redomicile and through the First Effective Time, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to Acquiror or any Merger Sub in connection with this Agreement, the Merger, the issuance of the Merger Consideration or any of the other transactions contemplated hereby. As of the date of the Redomicile and through the First Effective Time, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which Acquiror or any Merger Sub is subject, party or otherwise bound.

5.22 No Other Representations or Warranties. The representations and warranties made by Acquiror and each Merger Sub in this Article V are the exclusive representations and warranties made by Acquiror, each Merger Sub, their Affiliates, and their respective Representatives. Except for the representations and warranties contained in this Article V, neither Acquiror nor any Merger Sub, nor any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Acquiror or any Merger Sub, to the accuracy or completeness of any information regarding Acquiror or any Merger Sub available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. Without limiting the foregoing, neither Acquiror nor any Merger Sub, nor any other Person, makes or has made any representation or warranty to the other parties hereto with respect to, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to Acquiror or any Merger Sub or (b) any oral or, except for the representations and warranties expressly made by Acquiror or a Merger Sub in this Article V, written information made available to the other parties hereto in the course of their evaluation of Acquiror and the Merger Subs and the negotiation of this Agreement or in the course of the Transactions.

ARTICLE VI

COVENANTS OF THE COMPANY

6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), (i) use its commercially reasonable efforts to conduct and operate its business in the ordinary course consistent with past practice in all material respects, (ii) use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of the Company and its Subsidiaries, and maintain the existing relations and goodwill of the Company and its Subsidiaries with customers, suppliers, distributors and creditors of the Company and its Subsidiaries and (iii) use commercially reasonable efforts to keep available the services of its present officers; provided, that, in the case of each of the preceding clauses (i)-(iii), during any period of full or partial suspension of operations related to COVID-19, the Company may, in connection with COVID-19, take such actions in good faith as are reasonably necessary (A) to protect the health and safety of the Company’s or its Subsidiaries’ employees and other individuals having business dealings with the Company or its Subsidiaries’ or (B) to respond to third-party supply or service disruptions caused by COVID-19, including, but not limited to COVID-19 Measures, and any such actions taken (or not taken) as a result of, in response to, or otherwise related to COVID-19 shall be deemed to be taken in the “ordinary course of business” for all purposes of this Section 6.01 and not be considered a breach of this Section 6.01; provided, further, that following any such suspension, to the extent that the Company or any of its Subsidiaries took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary course of business consistent with past practice, to resume conducting its business in the ordinary course of business consistent with past practice in all material respects as soon as reasonably practicable; and provided, further, that nothing in Section 6.01 shall preclude the Company, after consultation with Acquiror, from undertaking such changes to its business and operations as the Company Board deems necessary or advisable in response to any change in the price or relative value of any digital asset or cryptocurrency, including but not limited to Bitcoin, or any change in trading volume of any digital asset or cryptocurrency or any halt or suspension in trading of any such digital asset or cryptocurrency on any exchange, in each case including but not limited to Bitcoin; provided, further, such action does not, in the opinion of the Company Board in its sole discretion, materially decrease the probability of consummating the Transaction. Without limiting the generality of the foregoing, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), as may be required by Law, or in connection with any Pre-Closing Preferred Financing, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries;

(b) declare, make or pay any dividend or other distribution (whether in cash, equity or property, including any deemed distribution for Tax purposes) to stockholders of the Company or repurchase or redeem any Company Stock;

(c) other than issuances, settlements or exercises of Company Options or Company RSUs, create, allot, issue, redeem or repurchase or agree to create, allot, issue, redeem or repurchase any shares or other securities of whatsoever nature convertible into shares (or any option to subscribe for the same) of the Company, (excluding repurchases in connection with termination of employment pursuant to an existing repurchase right);

(d) enter into, or amend or modify any material term of, terminate, or waive or release any material rights, claim or benefits under any Material Contract (or any Contract, that if existing on the date hereof, would be a Material Contract), to which the Company or any of its Subsidiaries is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such Contracts either (i) in the ordinary course of business consistent with past practice or (ii) involving an annual aggregate payment of less than $500,000;

(e) enter into, or amend or modify any material term of, terminate, or waive or release any material rights, claim or benefits under any Contract or other arrangement to which the Company or any of its Subsidiaries, on one hand, and a Company Stockholder or its Affiliate, on the other hand, are parties or by which they are bound or which is for the benefit of a Company Stockholder or its Affiliates, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such Contracts or arrangements either (i) in the ordinary course of business consistent with past practice or (ii) involving an annual aggregate payment of less than $250,000;

(f) sell, transfer, lease, abandon, cancel, let lapse or convey or dispose of any assets, properties or business of the Company or its Subsidiaries (including Company Intellectual Property and Company Software), except for (i) dispositions of obsolete or worthless assets, or equipment that does not employ the most current available technologies or is otherwise not useful for the Company’s ongoing business activities, (ii) sales of inventory in the ordinary course of business and (iii) sales, abandonment, lapses of assets or items or materials (other than Owned

Intellectual Property and Owned Company Software) in an amount not in excess of $2,500,000 in the aggregate, other than (A) as set forth on Schedule 6.01(e), (B) where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew any Registered IP, (C) Permitted Liens or (D) pledges, non-exclusive licenses and encumbrances on property and assets in the ordinary course of business consistent with past practice (including performance and warranty bonds for the benefit of customers) and that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(g) except as set forth on Schedule 6.01(f) or as otherwise required pursuant to applicable Law, (i) grant any material increase in compensation, benefits or severance to any current or former executive officer or director of the Company or any of its Subsidiaries, (ii) except for immaterial changes to welfare benefit plans (other than severance arrangements) in connection with annual renewals in the ordinary course of business, adopt, enter into, amend, modify, or terminate any material Benefit Plan or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or any of its Subsidiaries is a party or by which it is bound, (iii) grant or provide any material severance or termination payments, deferred compensation, or transaction, retention or change in control payments or benefits to any current or former director, employee, officer or other individual service provider of the Company or any of its Subsidiaries, except in connection with the promotion, hiring or firing (in each case, to the extent permitted by clause (iv)) of any employee in the ordinary course of business and consistent with past practice or which is less than $250,000 in aggregate value, (iv) recognize or certify any labor union, works council, other labor organization or group of employees as the bargaining representative for any employees of the Company or any of its Subsidiaries, (v) implement or announce any employee layoffs, plant closings, reductions-in-force, furloughs, temporary layoffs, reduction in terms and conditions of employment, or other actions that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (excluding any COVID-19 Measures), or (vi) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former employee or independent contractor;

(h) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, other than such acquisitions and purchases that would not require financial statements of the acquired business to be included in the Registration Statement pursuant to Rule 3-05 of Regulation S-X under the Securities Act; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement);

(i) make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $10,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Acquiror prior to the date hereof;

(j) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except (i) advances to employees or officers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice, (ii) extended payment terms for customers in the ordinary course of business and (iii) those that do not exceed $50,000 in the aggregate;

(k) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any material Tax Return in a manner inconsistent with past practices in any material respect, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, incur any liability for Taxes outside the ordinary course of business, or enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes);

(l) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any related liability, other than in the ordinary course of business consistent with past practice or where such waiver, release, compromise, settlement or satisfaction involves monetary damages not to exceed $2,500,000 in the aggregate;

(m) incur, issue, assume, guarantee or otherwise become liable for any Indebtedness, or in any material respect, modify any Indebtedness, other than intercompany Indebtedness in the ordinary course of business and not to exceed $500,000 in the aggregate;

(n) enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement other than natural extensions of existing lines of business;

(o) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(p) voluntarily fail to maintain, cancel or materially change coverage under, in a manner detrimental to the Company or any of its Subsidiaries, any insurance policy maintained with respect to the Company and its Subsidiaries and their assets and properties; and

(q) enter into any agreement or undertaking to do any action prohibited under this Section 6.01.

Notwithstanding anything to the contrary in this Section 6.01, the Company may (x) in its sole discretion obtain Pre-Closing Preferred Financing, (y) with the written consent of Acquiror (which consent may not be unreasonably withheld, conditioned or delayed) obtain Pre-Closing Financing that is not Pre-Closing Preferred Financing and (z) in each case, take any action that is necessary or appropriate in connection therewith, including (i) changing or amending the certificate of incorporation, bylaws or other organizational documents of the Company, (ii) issuing debt or equity securities or otherwise changing the capitalization of the Company, (iii) incurring, issuing, assuming, guaranteeing or otherwise becoming liable for Indebtedness, (iv) entering into stock purchase agreements, voting agreements, investor rights agreements, right of first refusal agreements and other agreements and arrangements and (v) entering into any agreement or undertaking to do any action with respect to the foregoing.

6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby or (b) in the judgment of legal counsel (including in-house counsel) of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company is bound, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance written notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries and that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the First Effective Time.

6.03 HSR Act and Regulatory Approvals. In connection with the transactions contemplated by this Agreement, the Company shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. The Company shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to Acquiror as promptly as reasonably practicable all information required for any application or other filing required to be made by Acquiror pursuant to any Antitrust Law. The Company shall (a) substantially comply with any Information or Document Requests and (b) request early termination of any waiting period under the HSR Act. The Company shall exercise its reasonable best efforts to (x) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (y) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (z) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted. The Company shall promptly notify Acquiror of any substantive communication with any Governmental Authority or third party with respect to the transactions contemplated by this Agreement, and furnish to Acquiror upon request copies of any notices or written communications received by the Company or any of its Affiliates with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the transactions contemplated by this Agreement without the written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed). The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 6.03 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel (including in-house counsel) of the Company, and to remove competitively sensitive material; provided, that the Company may, as it deems advisable and necessary, designate any materials provided to Acquiror under this Section 6.03 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.03 or any other provision of this Agreement shall require or obligate the Company or any of its Affiliates to, and Acquiror, each Merger Sub and Affiliates shall not, without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company or any of its Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or any of its Affiliates, or any interest therein. Acquiror shall bear all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

6.04 No Claim Against the Trust Account. The Company acknowledges that Acquiror is a blank check company with the power and privileges to effect a Business Combination, and the Company has read Acquiror’s final prospectus, dated August 10, 2021 and other Acquiror SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror, Acquiror’s public shareholders and the underwriters of Acquiror’s initial public offering and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Acquiror’s sole assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of Acquiror, its public shareholders and the underwriters of Acquiror’s initial public offering. The Company further acknowledges that, if the transactions contemplated by this Agreement or, in the event of termination of this Agreement, another Business Combination, are not consummated by November 13, 2022 or such later date as approved by the shareholders of Acquiror to complete a

Business Combination, Acquiror will be obligated to return to its public shareholders the amounts being held in the Trust Account. For and in consideration of Acquiror entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind (whether based on contract, tort, equity or otherwise) that it has or may have in the future in or to any monies or other assets in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or in connection with, this Agreement or any negotiations, Contracts or agreements or transactions with Acquiror. Notwithstanding the foregoing sentence, (a) nothing herein shall limit or prohibit the Company’s right to pursue any claim against Acquiror for (i) legal relief against monies or other assets held outside the Trust Account or (ii) specific performance to consummate the Closing (including any claim for Acquiror to specifically perform its obligations under this Agreement to cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemption) at the Closing to the Company in accordance with the terms of this Agreement and the Trust Agreement), so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemption or otherwise violate the Trust Agreement and (b) nothing herein shall limit or prohibit any claim that the Company may have following the Closing against Acquiror’s assets or funds that are not held in the Trust Account (including any such funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 6.04 shall survive the termination of this Agreement for any reason.

6.05 Proxy Solicitation; Other Actions.

(a) The Company shall be available to, and the Company shall use reasonable best efforts to make its officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC. The Company agrees to use commercially reasonable efforts to provide Acquiror as promptly as practicable following the date hereof, (i) audited financial statements, including consolidated balance sheets as of December 31, 2021 and consolidated statements of income and comprehensive income, shareholder’s equity and cash flows, of the Company and its subsidiaries for the year ended December 31, 2021, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB including a signed audit opinion, which signed audit opinion shall be delivered upon the initial filing of the Registration Statement with the SEC, (ii) unaudited financial statements, including consolidated condensed balance sheets and consolidated condensed statements of income and comprehensive income, shareholder’s equity and cash flows, of the Company and its Subsidiaries for each fiscal quarter beginning on or after March 31, 2021 and ending at least 45 days prior to the date on which the Registration Statement is effective, in each case, prepared in accordance with GAAP and Regulation S-X and (iii) auditor’s reports and consents to use such financial statements and reports in the Registration Statement. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with Acquiror’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.

(b) From and after the date on which the Registration Statement becomes effective under the Securities Act until the Closing Date, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.05 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

6.06 Non-Solicitation; Acquisition Proposals.

(a) From the date of this Agreement until the First Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, the Company shall not, and shall use cause its Subsidiaries not to, and shall use its reasonable best efforts to cause their respective Representatives not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal;

(iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal;

(iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal; or

(v) resolve or agree to do any of the foregoing.

The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to cause their respective Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company also agrees that within three (3) Business Days of the execution of this Agreement, the Company shall request each Person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company (and with whom the Company has had contact in twelve (12) months prior to the date of this Agreement regarding the acquisition of the Company) to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof and terminate access to any physical or electronic data room maintained by or on behalf of the Company or any of its Subsidiaries. The Company shall promptly (and in any event within one (1) Business Day) notify, in writing, Acquiror of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of any Acquisition Proposal or inquiry, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such inquiry, proposal or offer. The Company shall promptly (and in any event within one (1) Business Day) keep Acquiror informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto and copies of any additional written materials received by the Company, its Subsidiaries or their respective Representatives). Notwithstanding the foregoing, the Company may respond to any such proposal, offer or submission by indicating only that the Company is subject to an exclusivity agreement and is unable to provide any information related to the Company or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Proposal for as long as that exclusivity agreement remains in effect. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.06 by any of the Company’s or the Company’s Subsidiaries’ Representatives acting on the Company’s or its Subsidiaries’ behalf, shall be deemed to be a breach of this Section 6.06 by the Company.

(b) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Acquiror, any Merger Sub or their respective Affiliates) relating to, in a single transaction or series of related transactions, (A) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (B) any direct or indirect acquisition of 20% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board), (C) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (D) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of the Company.

6.07 Company Lock-up. At the Closing, the Company shall procure that the Company Lock-up Parties shall enter into a Lock-Up Agreement with Acquiror in substantially the form attached as Exhibit G hereto (the “Company Lock-Up Agreement”).

6.08 Employee Matters. Prior to Closing, the Company shall, or shall cause one or more of its direct or indirect subsidiaries to, offer employment to substantially all persons who are currently employees of Bmining US Inc., other than persons whose employment with Bmining US Inc. was terminated.

6.09 Litigation. In the event that the Company is subject to any litigation or material Action or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise, or such Action or dispute resolution process is pending or threatened in writing, in each case, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company shall promptly notify the Acquiror of any such litigation or Action and keep the Acquiror reasonably informed with respect to the status thereof.

6.10 Company Support Agreement. Within five (5) days of the date hereof, the Company shall deliver to Acquiror counterparts to Company Support Agreements duly executed by each Company Stockholder holding at least ten percent (10%) of the outstanding shares of Company Stock as of the date hereof.

ARTICLE VII

COVENANTS OF ACQUIROR

7.01 HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, Acquiror shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Acquiror shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to the Company as promptly as reasonably practicable all information required for any application or other filing required to be made by the Company pursuant to any Antitrust Law. Acquiror shall substantially comply with any Information or Document Requests.

(b) Acquiror shall request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger; provided that notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.01 or any other provision of this Agreement shall require or obligate Acquiror to take any actions, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect Acquiror’s or the Company’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of Acquiror or the Company and its Subsidiaries; and further provided, that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.01 or any other provision of this Agreement shall require or obligate Acquiror or any other Person to take any actions with respect to Acquiror’s Affiliates, the Sponsor, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsor, or any portfolio company (as such this term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, Sponsor or of any such investment fund or investment vehicle.

(d) Acquiror shall promptly notify the Company of any substantive communication with, and furnish to the Company upon request copies of any notices or written communications received by, Acquiror or any of its Affiliates and any third party or Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed communications by Acquiror or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the transactions contemplated by this Agreement without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Acquiror agrees to provide, to the extent permitted by the applicable Governmental Authority, the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 7.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel of Acquiror, and to remove competitively sensitive material; provided, that Acquiror may, as it deems advisable and necessary, designate any materials provided to the Company under this Section 7.01 as “outside counsel only.”

(e) Acquiror shall bear all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

(f) Acquiror shall not, and shall cause each Merger Sub not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Regulatory Consent Authorities or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated hereby.

7.02 Indemnification and Insurance.

(a) From and after the First Effective Time, Acquiror and the Surviving Company agree that they shall indemnify and hold harmless each present and former director and officer of the Company and each of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company or its Subsidiaries, as the case may be, would have been permitted under applicable Law and its certificate of incorporation, bylaws and indemnification agreements in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Company and its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the First Effective Time provisions in its certificate of incorporation, bylaws, and indemnification agreements, to the extent applicable, concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of its certificate of incorporation, bylaws, and indemnification agreements, to the extent applicable, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company and their respective Subsidiaries to honor, each of the covenants in this Section 7.02.

(b) For a period of six years from the First Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.02 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.02 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.02. The obligations of Acquiror and the Surviving Company under this Section 7.02 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of the Company without the consent of the affected Person.

(d) The Acquiror shall obtain all material and customary insurance policies including directors’ and officers’ liability and fiduciary liability insurance, to be bound and effective as of the Closing.

7.03 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, Acquiror and each Merger Sub shall, subject to Section 7.11, carry on their business in the ordinary course of business and in accordance with applicable Law. During the Interim Period, except as set forth on Schedule 7.03 or as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, Acquiror shall not and each shall not permit any Merger Sub to:

(i) change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of any Merger Sub;

(ii) (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any Acquiror Public Shares required by the Offer or as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;

(iii) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any material Tax Return in a manner inconsistent with past practices in any material respect, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, incur any liability for Taxes outside the ordinary course of business, or enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial contract entered into in the ordinary course of business and not primarily related to Taxes);

(iv) other than as set forth on Schedule 7.03(a)(iv), enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constitute an Acquiror Affiliate Agreement);

(v) enter into, or amend or modify any material term of (in a manner adverse to Acquiror or any Merger Sub (including the Company)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 5.15(a) (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 5.15(a)) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Acquiror or any Merger Sub is a party or by which it is bound;

(vi) waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action relating to this Agreement or otherwise) or compromise or settle any material liability, other than in the ordinary course of business consistent with past practice;

(vii) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(viii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or any Merger Sub or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (ii) the transactions contemplated by this Agreement or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(ix) (A) adopt or amend any Benefit Plan, or enter into any employment contract or collective bargaining agreement other than the Acquiror Equity Incentive Plan or as otherwise contemplated by this Agreement, (B) hire any employee or any other individual to provide services to Acquiror or its Subsidiaries following Closing or (C) enter into any agreement to pay compensation to any of its officers or directors;

(x) (A) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror or the Merger Subs (other than the transactions contemplated by this Agreement);

(xi) make any capital expenditures;

(xii) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xiii) enter into any new line of business outside of the business currently conducted by Acquiror and the Merger Subs as of the date of this Agreement;

(xiv) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(xv) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Acquiror and each Merger Sub and their assets and properties; or

(xvi) enter into any agreement or undertaking to do any action prohibited under this Section 7.03.

(b) During the Interim Period, Acquiror shall, and shall cause each Merger Sub to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or any Merger Sub may be a party.

7.04 Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any Acquiror Public Shares in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 3.06; and (c) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to Acquiror for the benefit of the Company.

7.05 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or the Merger Sub by third parties that may be in Acquiror’s or the Merger Subs’ possession from time to time, and except for any information which in the opinion of legal counsel (including in-house counsel) of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror or any Merger Sub is bound, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the First Effective Time.

7.06 Acquiror Nasdaq Listing.

(a) From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for Class A Acquiror Ordinary Shares and Acquiror Warrants to be listed on, Nasdaq.

(b) Acquiror shall use reasonable best efforts to cause the Acquiror Common Stock to be issued in connection with the Transactions, or otherwise reserved for issuance, and for the Acquiror Warrants, to be approved for listing on Nasdaq as promptly as practicable following the issuance thereof, subject to official notice of issuance, on or prior to the Closing Date, including by submitting prior to the Closing an initial listing application (the “Listing Application”) with Nasdaq, with respect to such Acquiror Common Stock and Acquiror Warrants. Each of the Company and Acquiror shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other such party and shall otherwise reasonably assist and cooperate with the other such party in connection with the preparation and filing of the Listing Application. Acquiror will use reasonable best efforts to (i) cause the Listing Application, when filed, to comply in all material respects with all requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from Nasdaq or its staff concerning the Listing Application and (iii) have the Listing Application approved by Nasdaq, as promptly as practicable after such filing. Acquiror shall not submit the Listing Application or any supplement or amendment thereto, or respond to comments received from Nasdaq with respect thereto, without the Company’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the Company a reasonable opportunity to review and comment thereon. Acquiror shall promptly notify the Company upon the receipt of any comments from Nasdaq, or any request from Nasdaq for amendments or supplements to the Listing Application and shall provide the Company with copies of all material correspondence between Acquiror or any of its Representatives, on the one hand, and Nasdaq, on the other hand, and all written comments with respect to the Listing Application received from Nasdaq, and advise the Company of any oral comments with respect to the Listing Application received from Nasdaq. Promptly after receiving notice thereof, Acquiror shall advise the Company of the time of the approval of the Listing Application and the approval for listing on the Nasdaq of the Acquiror Common Stock to be issued in connection with the transactions contemplated hereby. Acquiror shall bear all fees and expenses incurred in connection with the preparation and filing of the Listing Application.

7.07 Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

7.08 Additional Insurance Matters. Prior to the Closing, Acquiror shall obtain directors’ and officers’ liability insurance that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Acquiror and its Subsidiaries (including the directors and officers of the Company) at and after the Closing on terms customary for a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Acquiror and its Subsidiaries (including the Company).

7.09 Section 16 Matters. Prior to the Closing, the board of directors of Acquiror, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Acquiror following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

7.10 Director and Officer Appointments. Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and Nasdaq listing requirements, Acquiror shall take all actions necessary or appropriate to cause (a) the individuals designated by the Acquiror and the Company, as applicable, in accordance with Section 2.06(b) to be elected as members of the Acquiror Board, effective as of the Closing and (b) the individuals set forth on Schedule 7.10(c) to be the executive officers of Acquiror effective as of the Closing. On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company with each member of the Acquiror Board and the individuals set forth on Schedule 7.10(c), which indemnification agreements shall continue to be effective following the Closing.

7.11 Exclusivity.

(a) From the date of this Agreement until the First Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, Acquiror shall not, and shall use cause its Subsidiaries not to, and shall use its reasonable best efforts to cause their respective Representatives not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes any Competing Proposal;

(ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes any Competing Proposal;

(iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Competing Proposal;

(iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Competing Proposal; or

(v) resolve or agree to do any of the foregoing.

(b) Acquiror also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to cause their respective Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with a Competing Proposal. Acquiror shall promptly (and in any event within one (1) Business Day) notify, in writing, the Company of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes any Competing Proposal, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of any Competing Proposal or inquiry, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such inquiry, proposal or offer. Acquiror shall promptly (and in any event within one (1) Business Day) keep the Company informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Competing Proposal (including any material changes thereto and copies of any additional written materials received by Acquiror or its Representatives). Notwithstanding the foregoing, Acquiror may respond to any such proposal, offer or submission by indicating only that Acquiror is subject to an exclusivity agreement and is unable to provide any information related to Acquiror or entertain any proposals or offers or engage in any negotiations or discussions concerning a Competing Proposal for as long as that exclusivity agreement remains in effect. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 7.11 by any of Acquiror’s Representatives acting on Acquiror’s behalf, shall be deemed to be a breach of this Section 7.11 by Acquiror.

(c) For purposes of this Agreement, “Competing Proposal” means any Business Combination or any other transaction involving, directly or indirectly, any merger, share exchange, asset or equity acquisition or purchase, reorganization, consolidation or similar business combination with or involving the Acquiror with one or more businesses or entities or any inquiry or request for information that is intended to lead to, or result in, any such transaction or Business Combination.

7.12 Redomicile. Subject to the Supermajority Acquiror Shareholder Approval, Acquiror shall, at least one (1) day prior to the First Effective Time, transfer by way of continuation and domesticate to the State of Delaware and become a Delaware corporation in accordance with Section 388 of the DGCL and the CICL by filing a certificate of corporate domestication with respect to the Redomicile and a certificate of incorporation with the Secretary of State of the State of Delaware and by making all filings with the Cayman Islands Registrar of Companies required under the CICL for the deregistration of the Acquiror in the Cayman Islands. Immediately following the Redomicile, the Sponsor Share Conversion will occur and as a result of the Sponsor Share Conversion, the Class B common stock of Acquiror shall convert into Class A common stock of Acquiror and Acquiror shall adopt as Acquiror’s certificate of incorporation the Acquiror Charter. Acquiror shall effect the Redomicile in such a way that the representations and warranties set forth in Article V remain true and correct.

7.13 Management Incentive Package. Acquiror shall adopt the Acquiror Equity Incentive Plan, in the form attached as Exhibit F. The Company may propose further edits to the Acquiror Equity Incentive Plan based on recommendations from the Company’s compensation consultant and the Company Board, which, after consideration and approval by Acquiror, not to be unreasonably withheld or delayed, shall be incorporated into the Acquiror Equity Incentive Plan.

7.14 Stockholder Litigation. In the event that any litigation or material Action related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Acquiror Board by any of Acquiror’s equityholders prior to the Closing, Acquiror shall promptly notify the Company of any such Action and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to the Company’s advice with respect to such Action, including with respect to this Agreement.

ARTICLE VIII

JOINT COVENANTS

8.01 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 6.03 and Section 7.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each, and shall cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to Material Contracts with the Company or any of its Subsidiaries, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, any Merger Sub or the Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.

8.02 Preparation of Registration Statement; Extraordinary General Meeting; Solicitation of Company Stockholder Approvals.

(a) As promptly as practicable following the execution and delivery of this Agreement, Acquiror and the Company shall jointly prepare, and Acquiror shall cause to be filed with the SEC, a mutually-acceptable registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Acquiror Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of Acquiror and the Company shall furnish all information concerning itself and its Subsidiaries, officers, directors, and holders of equity securities as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Acquiror will cause the Proxy Statement to be mailed to shareholders of Acquiror. To the extent the issuance of Acquiror Common Stock to the Company Stockholders in accordance with Section 3.01(d) and Section 3.03(a) cannot be registered on the Registration Statement (as mutually determined by Acquiror and the Company) (such portion of the Acquiror Common Stock, the “Excluded Shares”), the parties agree that (i) the Excluded Shares will be deemed to be issued to the Company Stockholders on a private placement basis and (ii) Acquiror (a) shall (x) include such Excluded Shares in any registration statement on Form S-1 that registers the resale of the Acquiror Common Stock or (y) prepare, with the assistance of the Company, and (A) cause to be filed with the SEC within 30 days of the consummation of the Merger a resale registration statement on Form S-1, pursuant to which the resale of the Excluded Shares will be registered in accordance with the requirements of the Securities Act and (B) use best efforts to ensure that such resale registration statement is declared effective by the SEC within 60 days of the filing thereof. Acquiror shall bear all fees and expenses incurred in connection with the preparation and filing of the Registration Statement and Proxy Statement and the receipt of stock exchange approval in connection with the listing of Acquiror Common Stock to be issued as Merger Consideration on the Closing Date. Acquiror shall bear all fees and expenses in connection with the preparation and filing of the Registration Statement and Proxy Statement.

(b) Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other party and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Acquiror and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Acquiror Ordinary Shares, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Each of the Company and Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c) Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Transactions, including the Business Combination, and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) approval of the Acquiror Charter and the bylaws of the Acquiror (the “Amendment Proposal”) and each change to the Acquiror Charter that is required to be separately approved (“Advisory Amendment Proposal”), (iii) approval of the issuance of the Acquiror Common Stock as Merger Consideration, and the issuance of Acquiror Common Stock or securities convertible into or exchangeable for Acquiror Common Stock to be issued at the Closing in connection with any financing upon the mutual agreement of Acquiror and the Company, in accordance with the rules of Nasdaq (the “Nasdaq Proposal”), (iv) the approval and adoption of the Acquiror Equity Incentive Plan (the “Acquiror Equity Plan Proposal”), (v) adjournment of the Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals, (vi) approval of the Redomicile (the “Redomicile Proposal”), (vii) approval of the Name Change (the “Name Change Proposal”), and (viii) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal, the Amendment Proposal, the Advisory Amendment Proposal, the Nasdaq Proposal, the Acquiror Equity Plan Proposal, the Redomicile Proposal and the Name Change Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror Shareholders at the Extraordinary General Meeting.

(d) Acquiror shall use reasonable best efforts to, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) establish the record date (which record date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold the Extraordinary General Meeting in accordance with the Articles of Association and the CACI, (ii) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law and (iii) solicit proxies from the holders of Acquiror Ordinary Shares to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its shareholders that they approve the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement. The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation (an “Acquiror Change in Recommendation”);

provided, that if, at any time prior to obtaining the Acquiror Shareholder Approval, the Acquiror Board determines in good faith, after consultation with its outside legal counsel, that in response to an Intervening Event, the failure to make an Acquiror Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, the Acquiror Board may, prior to obtaining the Acquiror Shareholder Approval, make an Acquiror Change in Recommendation; provided, however, that Acquiror shall not be entitled to make, or agree or resolve to make, an Acquiror Change in Recommendation unless (i) Acquiror delivers to the Company a written notice (an “Intervening Event Notice”) advising the Company that the Acquiror Board proposes to take such action and containing the material facts underlying the Acquiror Board’s determination that an Intervening Event has occurred, and (ii) at or after 5:00 p.m., New York City time, on the fourth Business Day immediately following the day on which Acquiror delivered the Intervening Event Notice (such period from the time the Intervening Event Notice is provided until 5:00 p.m. New York City time on the fourth Business Day immediately following the day on which Acquiror delivered the Intervening Event Notice (it being understood that any material development with respect to an Intervening Event shall require a new notice but with an additional three Business Day (instead of four Business Day) period from the date of such notice, the “Intervening Event Notice Period”)), the Acquiror Board reaffirms in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to make an Acquiror Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law. If requested by the Company, Acquiror will, and will use its reasonable best efforts to cause its Representatives to, during the Intervening Event Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for an Acquiror Change in Recommendation.

(e) Notwithstanding the foregoing provisions of this Section 8.02(e), if on a date for which the Extraordinary General Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of Acquiror Ordinary Shares to obtain the Required Acquiror Shareholder Approvals, as applicable, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Extraordinary General Meeting; provided, that if a quorum is present, that the proposal for the adjournment of the Extraordinary General Meeting shall have been approved by a sufficient number of Acquiror Ordinary Shares; provided, further, that the Extraordinary General Meeting, without the prior written consent of the Company, (x) may not be adjourned to a date that is more than fifteen (15) Business Days after the date for which the Extraordinary General Meeting was originally scheduled or the most recently adjourned Extraordinary General Meeting (excluding any adjournments required by applicable Law) and (y) is held no later than four (4) Business Days prior to the Termination Date.

(f) As promptly as practicable after the effectiveness of the Registration Statement, the Company shall solicit a consent in writing or by electronic transmission from the Company Stockholders entitled to vote approving and adopting this Agreement, the Merger and, to the extent required by Law, the Transactions (when executed by the Company Stockholders holding a majority in voting power of the outstanding Company Stock entitled to vote, voting together as a single class, (the “Company Stockholder Approvals”)). In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable, (i) establish the record date (which record date shall be mutually agreed with Acquiror) for determining the Company Stockholders entitled to provide such written consent and (ii) solicit written consents from such

Company Stockholders to give the Company Stockholder Approvals. The Company shall, through the Company Board, recommend to the Company Stockholders entitled to vote that they adopt this Agreement (the “Company Board Recommendation”). The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation (such action, a “Company Change in Recommendation”). The Company will promptly provide Acquiror with copies of all stockholder consents it receives. If the Company Stockholder Approvals are obtained, then promptly following the receipt of the required consents in writing or by electronic transmission, the Company will prepare and deliver to its stockholders who have not consented the notice required by Sections 228(e) and 262 of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders entitled to vote to give the Company Stockholder Approvals in accordance with this Section 8.02(f) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal or by any Company Change in Recommendation.

8.03 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (which, for the avoidance of doubt, shall not include any Taxes imposed in connection with any transfer or other restructuring among the Company and/or its Affiliates prior to the Transactions) (“Transfer Taxes”) shall be borne by Acquiror. Acquiror shall file all Tax Returns required under applicable Law to be filed by it with respect to Transfer Taxes, and, if required by applicable Law, each other party will cooperate and join in the execution of any such Tax Returns. The Company and Acquiror further agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

(b) Tax Treatment. The parties intend that, for United States federal income tax purposes, (i) the Redomicile qualifies as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations, (ii) the Sponsor Share Conversion qualifies as a “reorganization” pursuant to Section 368(a)(1)(E) of the Code and the Treasury Regulations, (iii) the Name Change qualifies as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations, (iv) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror, each Merger Sub and the Company are parties under Section 368(b) of the Code and the Treasury Regulations, and (v) this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). Neither the Company nor Acquiror has any Knowledge, and none of the other parties knows, of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant parties), or has knowingly taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause (i) the Redomicile to fail to qualify as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations, (ii) the Sponsor Share Conversion to fail to qualify as a “reorganization” pursuant to Section 368(a)(1)(E) of the Code and the Treasury Regulations, (iii) the Name Change to fail to qualify as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations, or (iv) the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations. The Redomicile, the Name Change and the Merger shall be reported by the parties for all applicable Tax purposes in accordance with the foregoing, unless (x) with respect to the Merger, otherwise required by applicable law as a result of a change in applicable facts or circumstances (as determined in good faith and mutually agreed to by the parties hereto) or (y) otherwise required by a Tax Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of applicable Law). Subject to the immediately preceding sentence, the parties hereto shall, and shall cause their Affiliates to, cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. After the date hereof, the Parties agree to work together in good faith to modify the structure of the transactions contemplated by this Agreement to the extent necessary, possible, practicable and reasonable to prevent the Merger from failing to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

(c) On the Closing Date, the Company shall deliver to Acquiror (x) a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c)(3) and (y) a notice of such certification to the Internal Revenue Service pursuant to Treasury Regulations Section 1.897-2(h)(2), in each case, in the form set forth on Exhibit H, dated as of the Closing Date and duly signed by a responsible corporate officer of the Company.

(d) If the SEC requires that a Tax opinion be prepared and submitted with respect to the Tax treatment of the Redomicile, Sponsor Share Conversion, Name Change or the Merger, and if such a Tax opinion is being provided by a Tax counsel, each of the Company, Acquirors and their Affiliates agrees to deliver to such Tax counsel customary Tax representation letters reasonably satisfactory to such Tax counsel, dated and executed as of such date(s) as determined reasonably necessary by such Tax counsel in connection with the preparation of such Tax opinion; provided, that notwithstanding anything herein to the contrary, (i) if and to the extent a Tax opinion with respect to the treatment of the Redomicile, Sponsor Share Conversion or Name Change is being requested or required, counsel to the Acquiror shall (upon receipt of customary Tax representation letters satisfactory to such counsel) provide a Tax opinion on the application of Section 368 of the Code to the Redomicile, Sponsor Share Conversion or Name Change, as applicable, and (ii) if and to the extent a Tax opinion with respect to the treatment of the Merger is being requested or required, Reed Smith LLP shall (upon receipt of customary Tax representation letters satisfactory to Reed Smith LLP) provide a Tax opinion on the treatment of the Merger; provided, further, that neither this provision nor any other provision in this Agreement shall require counsel to the Acquiror or any other counsel to the Company to provide any Tax opinion regarding the Merger nor Reed Smith LLP or any other counsel to the Company to provide any Tax opinion regarding the Redomicile, Sponsor Share Conversion or Name Change.

8.04 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(b) The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form previously agreed by the parties. None of Acquiror, each Merger Sub, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, (i) each party and its Affiliates may make announcements and may provide information regarding this Agreement and the transactions contemplated hereby to their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other party hereto and (ii) the Company may exercise its rights and communicate with third parties as contemplated by Section 6.06; and provided, further, that subject to Section 6.02 and this Section 8.04, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

8.05 Ratification of Covenants. Following the Closing, the Company and Acquiror shall cause Acquiror to ratify, confirm and approve in all respects the covenants in the Acquiror Support Agreement.

8.06 Post-Closing Cooperation; Further Assurances. Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

8.07 Financing Cooperation. From the date hereof until the earlier of (i) the Closing or (ii) the valid termination of this Agreement, the Acquiror and the Merger Subs agree to use reasonable best efforts to cooperate with the Company in connection with the arrangement of any Pre-Closing Financing, including by (A) reasonably cooperating with the Company’s preparation of definitive financing documentation and the schedules and exhibits thereto, in each case, customarily required to be delivered under such definitive financing documentation, (B) providing to the Company and its prospective sources of Pre-Closing Financing all reasonably necessary documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (C) cooperating in satisfying the conditions precedent set forth in the definitive Pre-Closing Financing documentation to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Acquiror or any of the Merger Subs.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

9.01 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) Antitrust Law Approval. (i) All applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated, (ii) all waiting periods (and any extensions thereof) under any Antitrust Laws in the jurisdictions listed in Schedule 9.01(a) that are required to be terminated or expired prior to the Closing shall have terminated or expired, and all approvals, clearances or authorizations under any Antitrust Laws in the jurisdictions listed in Schedule 9.01(a) required to be obtained prior to the Closing shall have been obtained, and (iii) any agreement with any Governmental Authority not to consummate the transactions contemplated hereby shall have expired or been terminated.

(b) No Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting or enjoining consummation of the Transactions, including the Merger.

(c) Offer Completion. The Offer shall have been completed in accordance with the terms hereof, Acquiror’s Organizational Documents, and the Proxy Statement.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) Required Acquiror Shareholder Approvals. The Required Acquiror Shareholder Approvals shall have been obtained.

(f) Company Stockholder Approvals. The Company Stockholder Approvals shall have been obtained.

9.02 Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 4.01 (Organization, Standing and Corporate Power), Section 4.02(a) (Corporate Authority; Approval; Non-Contravention) and Section 4.23 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of the Company contained in Section 4.04 (Capitalization), shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(d) Ancillary Agreements. The Company shall have delivered to Acquiror executed counterparts to all of the Ancillary Agreements to which the Company, or any Company Stockholder, is party.

(e) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

9.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties. The representations and warranties of Acquiror and each Merger Sub contained in Section 5.01 (Organization, Standing and Corporate Power), Section 5.02(a) (Corporate Authority; Approval; Non-Contravention) and Section 5.08 (Brokers) shall each be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Acquiror and each Merger Sub contained in Section 5.10(i) (Business Activities; Absence of Changes) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Acquiror and each Merger Sub contained in Section 5.13 (Capitalization), shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of Acquiror and each Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a material adverse effect on Acquiror.

(b) Agreements and Covenants. Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d) Nasdaq. The Acquiror Common Stock and Acquiror Warrants shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

(e) Qualified SPAC Transaction. The aggregate cash and cash commitments of the Company (including all cash and cash commitments from financing transactions prior to the Closing (which for the avoidance of doubt, includes commitments under an equity line of credit or similar), but net of Outstanding Acquiror Expenses) shall exceed $150,000,000.

(f) Ancillary Agreements. Acquiror shall have delivered to the Company executed counterparts to all of the Ancillary Agreements to which Acquiror or Sponsor is party.

(g) Resignations. The directors and executive officers of Acquiror listed on Schedule 9.03(g) shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the First Effective Time.

(h) Indebtedness. Neither the Acquiror nor any Merger Sub shall have any outstanding Indebtedness in excess of $500,000, other than the Acquiror Warrants or working capital loans incurred by Acquiror, the proceeds of which are deposited into the Trust Account in connection with a shareholder vote to amend the Acquiror Organizational Documents to extend the term of Acquiror.

(i) Redomicile. The Redomicile shall have been completed as provided in Section 7.12 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

ARTICLE X

TERMINATION/EFFECTIVENESS

10.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned:

(a) by mutual written consent of the Company and Acquiror;

(b) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that any condition specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if any such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before November 13, 2022 (the “Termination Date”), or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Acquiror is in breach of this Agreement on such date, which breach could give rise to a right of the Company to terminate this Agreement;

(c) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that any condition specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to use its commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law or (iv) there has been any Acquiror Change in Recommendation; provided, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company is in breach of this Agreement on such date, which breach could give rise to a right of Acquiror to terminate this Agreement;

(d) by written notice from the Company to Acquiror prior to obtaining the Acquiror Shareholder Approval if the Acquiror Board shall have (i) made an Acquiror Change in Recommendation or (ii) failed to include the Acquiror Board Recommendation in the Proxy Statement;

(e) by written notice from the Company to Acquiror if the Acquiror Shareholder Approval is not obtained at the Extraordinary General Meeting (subject to any adjournment or recess of the meeting in accordance with Section 8.02(e));

(f) by written notice from Acquiror to the Company if the Company Stockholder Approvals have not been obtained within ten (10) Business Days following the date that the Registration Statement is disseminated by the Company to the Company Stockholders pursuant to Section 8.02(f); or

(g) by written notice from Acquiror to the Company or from the Company to Acquiror if the employment of Gaurav Budhrani is terminated for any reason (including due to resignation), or in the event such individual otherwise ceases to provide services to the Company, including but not limited to death, deportation or incapacitation.

10.02 Effect of Termination.

(a) Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Fraud or Willful Breach of this Agreement by such party occurring prior to such termination. The provisions of Sections 6.04, 8.04, 10.02 and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, to the extent required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

(b) In the event that (1) this Agreement is validly terminated (x) by Acquiror pursuant to Section 10.01(b)(i) or (y) by Acquiror pursuant to Section 10.01(b)(ii) or by the Company pursuant to Section 10.01(c)(ii) and (2) the conditions specified in Section 9.03(e) have been satisfied, then the Company shall pay the Expense Reimbursement to Acquiror (or one or more of its designees), promptly after the time of termination, payable by wire transfer of immediately available funds.

(c) The parties acknowledge and hereby agree that the Expense Reimbursement, if, as and when required pursuant to this Section 10.02, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate Acquiror in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The parties acknowledge and hereby agree that in no event shall the Company be required to pay the Expense Reimbursement on more than one occasion. Each of the Company, Acquiror and each Merger Sub acknowledges that the agreements contained in this Section 10.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement.

ARTICLE XI

MISCELLANEOUS

11.01 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

11.02 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to Acquiror or any Merger Sub, to:

10X Capital Venture Acquisition Corp. II

1 World Trade Center, 85th Floor

New York, New York 10007

Attn:             Hans Thomas

E-mail:         [ ⚫ ]

with a copy (which shall not constitute notice) to:

Latham & Watkins (London) LLP

99 Bishopsgate

London, EC2M 3XF

United Kingdom

Attn:         J. David Stewart

        Ryan Maierson

E-mail:     [ ⚫ ]

       [ ⚫ ]

(b) If to the Company to:

Prime Blockchain Inc.

589 Howard Street, Suite 100

San Francisco, CA 94105

Attn: Chief Executive Officer

E-mail: [ ⚫ ]

with a copy (which shall not constitute notice) to:

White & Case LLP

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attn: Joel Rubinstein

Bryan Luchs

E-mail: [ ⚫ ]

    [ ⚫ ]

with a copy to:

Reed Smith LLP

1901 Avenue of the Stars, Suite 700

Attn: Ramsey Hanna

E-mail: [ ⚫ ]

or to such other address or addresses as the parties may from time to time designate in writing.

11.03 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.02 and Section 7.10 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 11.14 and 11.15.

11.05 Expenses. Except as otherwise provided herein (including Section 3.06, Section 7.01(e) and Section 8.03(a)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

11.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided that, the Redomicile shall be effected in accordance with both the DGCL and the CACI (as applicable), without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or the other Ancillary Agreements shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement (but not necessarily by the same natural persons who executed this Agreement) and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.

11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state or federal courts in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court; provided that the courts of the Cayman Islands shall have jurisdiction over the Redomicile to the extent required by the CACI. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 11.12.

11.13 Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.

11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror, First Merger Sub or Second Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.15 Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the First Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

11.16 Acknowledgements. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the Acquiror and Merger Sub Representations constitute the sole and exclusive representations and warranties of Acquiror and the Merger Subs; (iv) except for the Company Representations by the Company and the Acquiror and Merger Sub Representations by Acquiror and the Merger Subs, respectively, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (v) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the Acquiror and Merger Sub Representations by Acquiror and each Merger Sub and the other representations expressly made by a Person in the Support Agreements and the Registration Rights Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Acquiror, First Merger Sub, Second Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

10X CAPITAL VENTURE ACQUISITION CORP. II

By:	/s/ Hans Thomas
Name: Hans Thomas
Title: Chairman and Chief Executive Officer

10X MAGIC FIRST MERGER SUB, INC.

By:	/s/ Hans Thomas
Name: Hans Thomas
Title: Chairman and Chief Executive Officer

10X MAGIC SECOND MERGER SUB, LLC

By:	/s/ Hans Thomas
Name: Hans Thomas
Title: Chairman and Chief Executive Officer

PRIME BLOCKCHAIN INC.

By:	/s/ Gaurav Budhrani
Name: Gaurav Budhrani
Title: Chief Executive Officer

Exhibit A

Form of Company Support Agreement

[Omitted]

Exhibit B

Form of Acquiror Support Agreement

[Omitted]

Exhibit C

Form of Registration Rights Agreement

FORM OF

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [ ⚫ ], 2022, is made and entered into by and among Prime Blockchain Inc. (f/k/a 10X Capital Venture Acquisition Corp. II), a Delaware corporation (the “Company”), 10X Capital SPAC Sponsor II LLC, a Cayman Islands limited liability company (the “Sponsor”), Cantor Fitzgerald & Co. (“Cantor”) and each of the undersigned parties listed under Holder on the signature pages hereto (each such party, together with the Sponsor, Cantor, together with any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, 10X Capital Venture Acquisition Corp. II (“10X”) and the Sponsor previously entered into that certain Securities Subscription Agreement, dated as of February 18, 2021, pursuant to which the Sponsor purchased an aggregate of 7,666,667 shares (the “Founder Shares”) of 10X’s Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”), 5,332,328 of which are held by the Sponsor as of the date hereof;

WHEREAS, the Founder Shares were convertible into Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), on the terms and conditions provided in 10X’s amended and restated memorandum and articles of association;

WHEREAS, on August 10, 2021, 10X and the Sponsor entered into that certain Private Placement Units Purchase Agreement, pursuant to which the Sponsor agreed to purchase 455,000 private placement units (the “Sponsor Private Placement Units”) in a private placement transaction occurring simultaneously with the closing of 10X’s initial public offering;

WHEREAS, on August 10, 2021, 10X and Cantor entered into that certain Private Placement Units Purchase Agreement, pursuant to which Cantor agreed to purchase 200,000 private placement units (the “Underwriter Private Placement Units” and, collectively with the Sponsor Private Placement Units, the “Private Placement Units”), each Private Placement Unit consisting of one Class A Ordinary Share, par value $0.0001 per share of 10X (each share underlying a Private Placement Unit, a “Private Placement Share”) and one-third of one redeemable warrant (the “Private Placement Warrants”) in a private placement transaction occurring simultaneously with the closing of 10X’s initial public offering;

WHEREAS, on August 10, 2021, 10X, the Sponsor, Cantor and the other holders party thereto (each such party, together with the Sponsor and Cantor, the “Existing Holders”) entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which 10X granted the Sponsor, Cantor and the Existing Holders certain registration rights with respect to certain securities of 10X held by the Existing Holders;

[WHEREAS, in order to finance 10X’s transaction costs in connection with its search for and consummation of an initial business combination, the Sponsor or an affiliate of the Sponsor or certain of 10X’s officers and directors could loan to 10X funds as 10X required, of which up to $1,500,000 of such loans are convertible into private placement-equivalent units (“Working Capital Units”) at a price of $10.00 per unit at the option of the lender;]1

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of March 31, 2022 (the “Merger Agreement”), by and among 10X, 10X Magic First Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of 10X (“Merger Sub 1”), 10X Magic Second Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of 10X (“Merger Sub 2”) and Prime Blockchain Inc., a Delaware corporation (“PrimeBlock”), PrimeBlock will become a wholly-owned subsidiary of 10X (the “Merger”);

[1]	NTD: Delete if no working capital units will be issued at closing

WHEREAS, prior to the Merger, 10X domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and Article 206 of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”), and in connection with the Domestication and the Merger, changed its name to Prime Blockchain Inc.. As part of the Domestication, (i) each Class B Ordinary Share converted automatically, on a one-for-one basis, into one Class A Ordinary Share on the terms and conditions provided in 10X’s amended and restated memorandum and articles of association and the Acquiror Support Agreement, (ii) immediately following the conversion described in clause (i) each Class A Ordinary Share converted, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of the Company (“Common Stock”), and (iii) by virtue of the Domestication and without any action on the part of any holder, each outstanding warrant of 10X (including the warrants issued in 10X’s initial public offering and the Private Placement Warrants) became exercisable for one share of Common Stock in lieu of one Class A Ordinary Share (the “Warrants”);

WHEREAS, pursuant to pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of 10X and the Existing Holders of a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question (which majority interest must include Cantor if such amendment or modification affects in any way the rights of Cantor thereunder); and

WHEREAS, the Company and the Existing Holders desire to amend and restate the Existing Registration Rights Agreement, in order to provide the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms set forth herein.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Capitalized terms used but not otherwise defined in this Section 1.1 or elsewhere in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the principal executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective, or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a coordinated or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction, but excluding a variable price reoffer.

“Board” shall mean the Board of Directors of the Company.

“Class A Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Class B Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demanding Holder” shall have the meaning given in subsection 2.1.4.

“Domestication” shall have the meaning given in the Recitals hereto.

“EDGAR” shall have the meaning set forth in subsection 3.1.3.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holder” shall have the meaning given in the Recitals hereto.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.2.

“Founder Shares” shall have the meaning given in the Recitals hereto shall be deemed to include the Common Stock issuable upon conversion thereof.

“Holders” shall have the meaning given in the Preamble.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.5.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger Sub 1” shall have the meaning given in the Recitals hereto.

“Merger Sub 2” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

[“Lock-Up Period” shall mean the lock-up period specified with respect to a party in the Company Lock-up Agreement, dated [ ⚫ ], 2022 or the Acquiror Support Agreement, dated March 31, 2022.]

“Permitted Transferees” shall mean a Person to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the applicable Lock-up Period pursuant to the Company Lock-up Agreement or Sponsor Lock-up Agreement, as applicable.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Piggyback Registration Rights Holders” shall have the meaning given in subsection 2.2.1.

“Private Offering Agreements” means (i) those certain preferred stock purchase agreements, each dated as of [•], 2022, by and between [•] and the investors party thereto, (ii) those certain structured debt purchase agreements, each dated [•], 2022, by and between [•] and the investors party thereto and (iii) the equity line of credit agreement, dated as of [•], 2022, by and between [•] and the investor party thereto.

“Private Placement Shares” shall have the meaning given in the Recitals hereto.

“Private Placement Units” shall have the meaning given in the Recitals hereto.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“PrimeBlock” shall have the meaning given in the Recitals hereto.

“Registrable Security” shall mean (a) the Founder Shares (including any Class A Ordinary Shares, shares of Common Stock or other equivalent equity security issued or issuable upon the conversion of any such Founder Shares or exercisable for Class A Ordinary Shares or shares of Common Stock), (b) the Private Placement Shares (including any Class A Ordinary Shares or shares of Common Stock issued or issuable upon conversion or exchange of the Private Placement Shares), (c) the Private Placement Warrants (including any Class A Ordinary Shares or shares of Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (d) [the Working Capital Units (including any securities underlying such Working Capital Units upon their split and any securities issued or issuable upon the exchange or conversion of the securities contained in the Working Capital Units)]2, (e) all shares of Common Stock issued to the equityholders of Prime Block in the Merger, (f) any outstanding Class A Ordinary Shares, Class B Ordinary Shares, shares of Common Stock, Warrants, or any other equity security (including the Class A

[2]	NTD: to be removed if working capital units are not issued.

Ordinary Shares, Class B Ordinary Shares and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, but only to the extent such securities are “restricted securities” or are held by an “affiliate” (each as defined in Rule 144 under the Securities Act), and (g) any other equity security of the Company issued or issuable with respect to any such Class A Ordinary Shares, Class B Ordinary Shares or shares of Common Stock by way of a stock dividend, stock split, share capitalization or share sub-division or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; or (v) with respect to a Holder, when all such securities held by such Holder could be sold without restriction on volume or manner of sale in any three-month period without registration under Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission).

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, excluding Selling Expenses, but including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses, not to exceed $75,000, of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown (the “Selling Holder Counsel”).

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in subsection 2.1.5.

“Rule 415” shall mean Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 3.2.

“Shelf Registration” shall mean a registration of securities pursuant to a Registration Statement filed with the Commission in accordance with Rule 415.

“Shelf Registration Statement” shall have the meaning given in subsection 2.1.1.

“Shelf Takedown Notice” shall have the meaning given in subsection2.1.4.

“Shelf Threshold” shall have the meaning given in subsection 2.1.4.

“Sponsor” shall have the meaning given in the Recitals hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in subsection 2.1.2.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.1.4.

“Working Capital Units” shall have the meaning given in the Recitals hereto.

“Warrants” shall have the meaning given in the Recitals hereto.

“Withdrawal Notice” shall have the meaning given in subsection 2.1.6.

ARTICLE II

REGISTRATIONS

2.1 Shelf Registrations.

2.1.1 Initial Registration. The Company shall, as promptly as reasonably practicable, but in no event later than thirty (30) calendar days after the consummation of the transactions contemplated by the Merger Agreement, use its commercially reasonable efforts to file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders (and certain other outstanding equity securities of the Company as may be required by registration rights granted in favor of other stockholders or in the Company’s sole discretion) from time to time as permitted by Rule 415 (a “Shelf Registration Statement”) on the terms and conditions specified in this subsection 2.1.1 and shall use its commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective as promptly as reasonably practicable after the initial filing thereof, but in no event later than sixty (60) business days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Shelf Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be filed on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Shelf Registration Statement. A Shelf Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested prior to effectiveness by, the Holders, including the registration of the distribution to its shareholders, partners, members or other affiliates. The Company agrees to provide in a Shelf Registration Statement (and in any prospectus or prospectus supplement forming a part of such Shelf Registration Statement) that all assignees, successors or transferees under this Agreement shall, by virtue of such assignment, be deemed to be selling stockholders under the Shelf Registration Statement (or any such prospectus or prospectus supplement) with respect to such Registrable Securities. The Company shall use its commercially reasonable efforts to cause a Shelf Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Shelf Registration Statement is available or, if not available, that another Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. When effective, a Shelf Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Shelf Registration Statement, in the light of the circumstances under which such statement is made). As soon as practicable following the effective date of a Shelf Registration Statement filed pursuant to this subsection 2.1.1, but in any event within three (3) business days of such date, the Company shall notify the Holders named therein of the effectiveness of such Shelf Registration Statement. When effective, a Shelf Registration Statement filed pursuant to this subsection 2.1.1 will comply as to form in all material respects with all applicable requirements of the Securities Act and will not contain any Misstatement. The Company’s obligations under this subsection 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Registration Statement. If the Shelf Registration Statement required by subsection 2.1.1 ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Shelf Registration Statement to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional Registration Statement (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as all such Registrable Securities included therein have ceased to be Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 (a “Form S-3 Shelf”) or any similar short-form registration statement that may be available at such time to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Conversion to Form S-3. The Company shall use its commercially reasonable efforts to convert a Form S-1 Shelf into a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligations under this subsection 2.1.3, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.4 Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, and following any applicable Lock-up Period, any Holder (being in such case, a “Demanding Holder”) may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement (an “Underwritten Shelf Takedown”), provided, that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $25,000,000 from such Underwritten Shelf Takedown or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Underwritten Shelf Takedown but in no event less than $10,000,000 in aggregate gross proceeds (the “Shelf Threshold”). All requests for an Underwritten Shelf Takedown shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Company and shall take all such other commercially reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Underwritten Shelf Takedown contemplated by this subsection 2.1.4, subject to Section 3.3 and ARTICLE 4, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in underwritten offerings of securities.

2.1.5 Reduction of Underwritten Shelf Takedown. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of shares of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual arrangements with Persons other than the Piggyback Registration Rights Holders hereunder, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Shelf Takedown without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Shelf Takedown, (i) first, before including any shares of Common Stock or other equity securities proposed to be sold by the Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities, (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other equity securities of other Persons that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown. Except as provided in Section 3.2, if an Underwritten Shelf Takedown is withdrawn pursuant to such request, the Demanding Holder shall reimburse the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown). Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown.

2.2	Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company, including, without limitation, an Underwritten Shelf Takedown pursuant to subsection 2.1.4), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that related to a transaction subject to Rule 145 promulgated under the Securities Act or any successor rule thereto), (iii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iv) for an offering of debt that is convertible into equity securities of the Company, (v) for a registered offering not involving a “road show” or other substantial marketing efforts or a widespread distribution of securities, such as a “registered direct” offering (whether or not underwritten), including a Block Trade, (vi) for an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, or (vii) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as reasonably practicable but not less than five (5) business days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within three (3) business days after the sending of such written notice (such Registration a “Piggyback Registration”, and each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Piggyback Registration, the “Piggyback Registration Rights Holders”); provided, further, that if the Company has been advised in writing by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing, or distribution of the Common Stock in an Underwritten Offering, then (1) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), the Company shall not be required to offer such opportunity to such Holders or (2) if any Registrable

Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.2.2. Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Piggyback Registration Rights Holders pursuant to this subsection 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Piggyback Registration Rights Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. The notice periods set forth in this subsection 2.2.1 shall not apply to an Underwritten Shelf Takedown conducted in accordance with subsection 2.1.3. The Company shall have the right to terminate or withdraw any Registration Statement initiated by it under this subsection 2.2.1 before the effective date of such Registration, whether or not any Piggyback Registration Rights Holder has elected to include Registrable Securities in such Registration.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration has been requested or demanded pursuant to written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities.

(c) if the Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to subsection 2.1.4 hereof, then the Company shall include in any such Underwritten Shelf Takedown securities in the priority set forth in subsection 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by subsection 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of a Piggyback Registration pursuant to a Shelf Registration, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than subsection 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Joinder of Piggyback Registration Rights Holders. If so indicated on its signature page hereto, a Holder may be designated solely as a Piggyback Registration Rights Holder hereunder, in which case such Piggyback Registration Rights Holder agrees that it shall be fully bound by, and subject to, all of the applicable terms, conditions, representations and warranties and other provisions of this Registration Rights Agreement as a “Piggyback Registration Rights Holder” under this Section 2.2, with all attendant rights, benefits, duties, restrictions and obligations thereunder, and shall be fully bound by, and subject to, all of the applicable terms, conditions, representations and warranties and other provisions of this Registration Rights Agreement as a “Holder” for purposes of ARTICLE III, ARTICLE IV and ARTICLE V hereto, with all attendant rights, benefits, duties, restrictions and obligations thereunder. For the avoidance of doubt, any Piggyback Registration Rights Holder designated solely as such shall not be a “Holder” for any other purpose hereunder.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade), if requested by the managing Underwriter(s), each Holder that is (a) an executive officer, (b) a director or (c) Holder in excess of five percent (5%) of the outstanding Common Stock who is selling securities in the Underwritten Offering (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement and other than to Permitted Transferees prior to the expiration of the Lock-up Period), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriter(s)) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriter(s) otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades.

2.4.1 Notwithstanding any other provision of ARTICLE II, but subject to Section 3.4, at any time and from time to time when an effective Shelf Registration Statement is on file with the Commission, if a Demanding Holder or Holders wishes to engage in Block Trade with a total offering price reasonably expected to exceed, in the aggregate, either (x) $50 million or (y) all remaining Registrable Securities held by the Demanding Holder or Holders, such Demanding Holder(s) shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade will commence. As promptly as reasonably practicable, the Company shall use its commercially reasonable efforts to facilitate such Block Trade. The Demanding Holder(s) shall use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, a majority-in-interest of the Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade initiated by one or more Demanding Holders pursuant to Section 2.4 of this Agreement.

2.4.4 A majority-in-interest of the Demanding Holders in a Block Trade shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 A Holder in the aggregate may demand no more than two (2) Block Trades pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective pursuant to the terms of this Agreement until all Registrable Securities covered by such Registration Statement have been sold in accordance with the intended plan of distribution of such Registrable Securities or have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission and publicly available pursuant to the Electronic Data Gathering Analysis and Retrieval System (“EDGAR”);

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence reasonably satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable any Holder of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 promptly following the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (other than by way of a document incorporated by reference) furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 in the event of an Underwritten Offering, a Block trade, or a sale by a broker, placement agent, or sales agent pursuant to such Registration Statement, in each of the foregoing cases solely to the extent customary for a transaction of its type, permit a representative of the Holders (such representative to be selected by a majority in interest of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that any such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter(s) may reasonably request;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, in the event of an Underwritten Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Underwriters, the placement agent or sales agent, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriters, placement agent or sales agent may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such Underwriters, placement agent or sales agent;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form and as agreed to by the Company, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission), which requirement will be deemed satisfied if the Company timely files Forms 10-Q and 10-K, as may be required to be filed under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to subsection 2.1.4 if the registration request is subsequently withdrawn at the request of the Demanding Holders (in which case the Demanding Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless if, at the time of such withdrawal, the Demanding Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company not known (and not reasonably available upon request from the Company or otherwise) to the Demanding Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Demanding Holders shall not be required to pay any of such expenses. It is acknowledged by the Holders that the Holders shall bear all Selling Expenses, other than as set forth in the definition of “Registration Expenses,” and all reasonable fees and expenses of Selling Holder Counsel.

3.3 Requirements for Inclusion as a Selling Stockholder. At least ten (10) business days prior to the first anticipated filing date of a Registration Statement pursuant to this ARTICLE III, the Company shall use commercially reasonable efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth business day prior to the first anticipated filing date of a Registration Statement pursuant to this ARTICLE III. Further, no Person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with applicable law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time (i) would require the Company to make an Adverse Disclosure, (ii) would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, (iii) in the good faith judgment of a majority of the Board, would be seriously detrimental to the Company and the Board concludes, as a result, that it is necessary to defer such filing, initial effectiveness, or continued use at such time, or (iv) if the majority of the Board, in its good faith judgment, determines to delay the filing or initial effectiveness of, or suspend the use of, a Registration Statement and such delay or suspension arises out of or is a result of, or is related to or is in connection with any publicly-available written guidance of the Commission, or any comments, requirements, or requests of the Commission Staff related to accounting, disclosure, or other matters, then the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentences, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.4.3 Subject to Section 3.4.4, during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days (or such shorter time as the managing Underwriters may agree) after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to subsection 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to subsection 2.1.4 or Section 2.4.

3.4.4 The right to delay or suspend any filing, initial effectiveness of a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than thirty (30) consecutive calendar days or more than sixty (60) total calendar days in each case during any twelve (12)-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, shall file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Company), including providing any customary legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Limitations on Registration Rights. Notwithstanding anything herein to the contrary, (i) Cantor may not exercise their demand registration rights and piggy back registration rights hereunder after five (5) and seven (7) years, respectively, after the effective date of the registration statement relating to the Company’s initial public offering and (ii) Cantor may not exercise its demand registration rights more than one time.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, the Company agrees to indemnify, to the extent permitted by law, each such Holder of Registrable Securities, its officers and directors and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including reasonable and documented outside attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder. Notwithstanding the foregoing, the indemnity agreement contained in this subsection 4.1.1 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned, or delayed.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each Person who controls the Company (within the meaning of the Securities Act) and any other Holders of Registrable Securities participating in the Registration, against any losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including without limitation reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained, or incorporated by reference in accordance with the requirements of Form S-1 or Form S-3, in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (in light of the circumstances in which they were made), but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party’s ability to defend such action) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), which settlement includes a statement or admission of fault or culpability on the part of such indemnified party, or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and documented out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and documented out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability except in the case of fraud or willful misconduct by such Holder. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or documented out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Prime Blockchain Inc., Alan Konevsky, Attention: General Counsel; and a copy (which shall not constitute notice) shall also be sent to (i) White & Case LLP, 1221 Avenue of the Americas, New York, NY 10019, Attn: Joel Rubinstein and Bryan Luchs, email: [ ⚫ ] and [ ⚫ ], and to Reed Smith LLP, 1901 Avenue of the Stars, Suite 700, Los Angeles, CA 90067, Attn: Ramsey Hanna, email: [ ⚫ ], if to the Sponsor to: 10X Capital, 1 World Trade Center, 85th Floor, New York, NY 10007, Attn: Hans Thomas, with copy to: (i) Latham & Watkins LLP, 99 Bishopsgate London EC2M 3XF, United Kingdom, Attn: J. David Stewart and (ii) Latham & Watkins, 811 Main Street, Suite 3700, Houston, TX 77002, Attn: Ryan Maierson, and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Prior to the expiration of the applicable Lock-Up Period, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee.

5.2.3 Following the expiration of the applicable Lock-Up Period, a Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to any transferee of Registrable Securities;

5.2.4 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.5 This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.6 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.4 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.5 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written. This Agreement will amend and restate the Existing Registration Rights Agreement to read as set forth herein, when it has been duly executed by parties having the right to so amend and restate the Existing Registration Rights Agreement.

5.6 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

5.7 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE SPONSOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

5.8 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected; provided, further, that no consent of any Piggyback Registration Rights Holder shall be required with respect to any such waiver, amendment or modification, except with respect to any waiver, amendment or modification that adversely affects such Piggyback Registration Rights Holder, solely in its capacity as a holder of Registrable Securities, in a manner that is materially different from the other Holders (in such capacity). No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Any amendment, termination, or waiver effected in accordance with this Section 5.8 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver.

5.9 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.10 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided, that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

5.11 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.12 Other Registration Rights. The Company represents and warrants that, no Person, other than (i) a Holder of Registrable Securities and (ii) a holder of securities of the Company that are registrable pursuant to the Private Offering Agreements, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other Person. Further, the Company represents and warrants that, except with respect to the Private Offering Agreements, (1) this Agreement supersedes the Existing Registration Rights Agreement and any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. Notwithstanding the foregoing, the Company and the Holders hereby acknowledge that the Company has granted resale registration rights to certain holders of Company securities in the Private Offering Agreements, and that nothing herein shall restrict the ability of the Company to fulfill its resale registration obligations under the Private Offering Agreements.

5.13 Term. This Agreement shall terminate upon the earlier of (i) the fifth anniversary of the date of this Agreement and (ii) the date as of which no Registrable Securities remain outstanding; provided, that with respect to any Holder, this Agreement shall terminate on the date such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and ARTICLE IV shall survive any termination.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

[•]

By:
Name:	[ ⚫ ]
Title:	[ ⚫ ]

SPONSOR: 10X Capital SPAC Sponsor II LLC

By: [ ⚫ ]

By:
Name:	[ ⚫ ]
Title:	[ ⚫ ]

CANTOR:

Cantor Fitzgerald & Co.

By:
Name:	[ ⚫ ]
Title:	[ ⚫ ]

HOLDER: 10X Capital SPAC Sponsor II LLC, a Cayman Islands limited liability company

By:
Name:	[ ⚫ ]
Title:	[ ⚫ ]

HOLDER:

By:
Name:	[ ⚫ ]
Title:	[ ⚫ ]

Exhibit D

Form of Certificate of Incorporation of Acquiror

CERTIFICATE OF INCORPORATION

OF

10X Capital Venture Acquisition Corp. II

The present name of the corporation is “10X Capital Venture Acquisition Corp. II” (the “Corporation”). The Corporation was incorporated under the name “10X Capital Venture Acquisition Corp. II” by the filing of its original Memorandum of Association (the “Memorandum of Association”) with the Registrar of Companies in the Cayman Islands on February 10, 2021. The Amended and Restated Memorandum of Association (the “First Amended and Restated Memorandum of Association”) was filed with the Registrar of Companies in the Cayman Islands on August 10, 2021. This Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), which restates and integrates and also further amends the provisions of the First Amended and Restated Memorandum of Association was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”). The First Amended and Restated Memorandum of Association is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is 10X Capital Venture Acquisition Corp. II.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is [•]. The name of its registered agent at such address is [•].

ARTICLE III

PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL. The Corporation is to have a perpetual existence.

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of stock that the Corporation shall have authority to issue is [ ], which shall be divided into two classes as follows:

[   ] shares of common stock, par value $[   ] per share (“Common Stock”); and

[   ] shares of preferred stock, par value $[   ] per share (“Preferred Stock”).

Section 4.1. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Section 4.2. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate (a “Certificate of Designation”) pursuant to the DGCL, setting forth such resolution and, with respect to each such series, establishing the designation of such series and the number of shares to be included in such series and fixing the voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock), no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Certificate of Incorporation. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL. Unless otherwise provided in the Certificate of Designation establishing a series of Preferred Stock, the Board may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

Section 1. Except as otherwise provided in this Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided in this Certificate of Incorporation, the number of directors which shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. In no event shall any decrease in the size of the Board shorten the term of any incumbent director. Except as otherwise expressly provided by the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) or delegated by resolution of the Board, the Board shall have the exclusive power and authority to appoint and remove officers of the Corporation.

Section 2. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible. Class I directors shall initially serve until the first annual meeting of stockholders following the initial effectiveness of this Section 2 of this Article V (the “Classification Effective Time”); Class II directors shall initially serve until the second annual meeting of stockholders following the Classification Effective Time; and Class III directors shall initially serve until the third annual meeting of stockholders following the Classification Effective Time. Commencing with the first annual meeting of stockholders following the Classification Effective Time, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III, with such assignment becoming effective as of the Classification Effective Time. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

Section 3. Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class.

Section 4. Except as otherwise expressly required by law, and subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any vacancies on the Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for a term that shall coincide with the remaining term of the class to which the director shall have been appointed and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal. A vacancy in the Board shall be deemed to exist under this Certificate of Incorporation in the case of the death, removal, resignation or disqualification of any director.

Section 5. During any period when the holders of any series of Preferred Stock have the special right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by this Certificate of Incorporation (including any Certificate of Designation establishing any series of Preferred Stock), whenever the holders of any series of Preferred Stock having the special right to elect additional directors are divested of such right pursuant to this Certificate of Incorporation (including any such Certificate of Designation), the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and each such director shall cease to be qualified as (and shall cease to be) a director, and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 6. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

Section 7. Except as may otherwise be set forth in the resolution or resolutions of the Board providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

ARTICLE VI

STOCKHOLDERS

Section 1. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and shall not be taken by written consent of the stockholders in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

Section 2. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer, in each case, in accordance with the Bylaws, and shall not be called by stockholders or any other Person or Persons.

Section 3. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VII

LIABILITY AND INDEMNIFICATION

Section 1. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Section 2. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Section 3. Neither any amendment nor repeal of this Article VII, nor the adoption by amendment of this Certificate of Incorporation of any provision inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

ARTICLE VIII

EXCLUSIVE FORUM

Section 1. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or (iv) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, employees, agents or stockholders governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of this Section 1 of this Article VIII is filed in a court other than the Chancery Court (a “Foreign Action”) by any stockholder (including any beneficial owner), to the fullest extent permitted by law, such stockholder shall be deemed to have consented to: (a) the personal jurisdiction of the Chancery Court in connection with any action brought in any such court to enforce this Section 1 of this Article VIII; and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 2. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 3. Notwithstanding the foregoing, the foregoing provisions of this Article VIII shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Section 4. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

ARTICLE IX

CERTAIN STOCKHOLDER RELATIONSHIPS

Section 1. In recognition and anticipation that members of the Board who are not employees of the Corporation or a majority owned subsidiary thereof (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 2. No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (such Persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 3 of this Article IX. Subject to Section 3 of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director, officer or employee or agent of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Corporation or any Affiliate of the Corporation.

Section 3. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) if such opportunity is expressly offered to such Person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 2 of this Article IX shall not apply to any such corporate opportunity.

Section 4. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

Section 5. Solely for purposes of this Article IX, “Affiliate” shall mean (a) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

Section 6. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

Section 1. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders, directors or any other Persons are granted by and pursuant to this Certificate of Incorporation in its current form or as hereafter amended. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, Articles V, VI, VII, VIII, IX, XI of this Certificate of Incorporation and this Article X.

Section 2. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. The stockholders may also make, repeal, alter, amend or rescind, in whole or in part, the Bylaws; provided, however, that notwithstanding any other provisions of this Certificate of Incorporation, the Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE XI

SEVERABILITY

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any section or paragraph of this Second Amended Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

ARTICLE XII

DEFINITIONS

As used in this Certificate of Incorporation, except as otherwise expressly provided herein and unless the context requires otherwise, the following terms shall have the following meanings:

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger, consolidation, division or otherwise) of such entity.

“Securities Act” means the Securities Act of 1933, as amended.

* * * *

IN WITNESS WHEREOF, [•] has caused this Certificate of Incorporation to be executed by its duly authorized officer on this day of , 202[•].

[•]

By:
Name:
Title:

Exhibit E

Form of Bylaws of Acquiror

Bylaws of

10X Capital Venture Acquisition Corp. II

(a Delaware corporation)

Page

Article I—Corporate Offices		1

1.1	Registered Office	1

1.2	Other Offices	1

Article II—Meetings of Stockholders		1

2.1	Place of Meetings	1

2.2	Annual Meeting	1

2.3	Special Meeting	1

2.4	Advance Notice Procedures for Business Brought before a Meeting	2

2.5	Advance Notice Procedures for Nominations of Directors	6

2.6	Notice of Stockholders’ Meetings	10

2.7	Manner of Giving Notice; Affidavit of Notice	10

2.8	Quorum	11

2.9	Adjourned Meeting; Notice	11

2.10	Conduct of Business	11

2.11	Voting	11

2.12	Record Date for Stockholder Meetings and Other Purposes	12

2.13	Proxies	13

2.14	List of Stockholders Entitled to Vote	13

2.15	Inspectors of Election	13

2.16	Virtual Meeting	14

2.17	Delivery to the Corporation	14

Article III – Directors		14

3.1	Powers	14

3.2	Number of Directors	15

3.3	Election, Qualification and Term of Office of Directors	15

3.4	Resignation and Vacancies	15

3.5	Place of Meetings; Meetings by Telephone	15

3.6	Regular Meetings	15

3.7	Special Meetings; Notice	15

3.8	Quorum	16

3.9	Action by Unanimous Consent Without a Meeting	16

3.10	Fees and Compensation of Directors	16

(i)

(continued)

(ii)

(continued)

(iii)

Bylaws of

[•]

Article I - Corporate Offices

1.1 Registered Office.

The address of the registered office of [•] (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II - Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at such place, if any, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive offices.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

2.3 Special Meeting.

Special meetings of the stockholders may be called only by such Persons and only in such manner as set forth in the Certificate of Incorporation. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4 Advance Notice Procedures for Business Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) was a stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4. The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the Corporation’s notice of meeting given by or at the direction of the Person calling the meeting pursuant to the Certificate of Incorporation and Section 2.3 of these bylaws. For purposes of this Section 2.4 and Section 2.5 of these bylaws, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting, and a “qualified representative” of such proposing stockholder shall be, if such proposing stockholder is (x) a general or limited partnership, any general partner or Person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or Person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or Person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust. This Section 2.4 shall apply to any business that may be brought before an annual meeting of stockholders other than nominations for election to the Board at an annual meeting, which shall be governed by Section 2.5 of these bylaws. Stockholders seeking to nominate Persons for election to the Board must comply with Section 2.5 of these bylaws, and this Section 2.4 shall not be applicable to nominations for election to the Board except as expressly provided in Section 2.5 of these bylaws.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day and not earlier than the close of business on the one hundred twentieth day (120th) day, in each case, prior to the one-year anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s annual meeting in the year of the closing of the business combination contemplated by that certain [Agreement and Plan of Merger] dated as of [ ], by and between [ ] (the “Business Combination”), be deemed to have occurred on [•], 202[•]); provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the close of business on the ninetieth (90th) day prior to such annual meeting or, if later, on the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

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(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the secretary shall set forth:

(a) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the number of shares of each class or series of stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person or any of its affiliates or associates (for purposes of these bylaws, as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence (including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly (a) give a Person economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any Person with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any Person with respect to any shares of any class or series of capital stock of the Corporation) in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be

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deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any performance-related fee (other than an asset-based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Position, (C) any rights to dividends on the shares of any class or series of stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (D) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (E) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (F) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (G) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation and (H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner;

(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these bylaws, the text of such proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person (including their names) in connection with the proposal of

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such business by such stockholder or in connection with acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation, (D) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known, the class and number of all shares of the Corporation’s capital stock owned of record or beneficially by such other stockholder(s) or other beneficial owner(s) and (E) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(d) a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the business proposal.

(iv) For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, or (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(v) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

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(vi) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The Board or a designated committee thereof shall have the power to determine whether business proposed to be brought before the annual meeting was made in accordance with the provisions of these bylaws. If neither the Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these bylaws, the presiding officer at the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting. If the Board or a designated committee thereof or the presiding officer, as applicable, determines that any stockholder proposal was not made in accordance with the provisions of Section 2.4, any such business not properly brought before the meeting shall not be transacted.

(vii) In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or the holders of any series of Preferred Stock (as defined in the Certificate of Incorporation).

(viii) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5 Advance Notice Procedures for Nominations of Directors.

(i) Annual Meeting of Stockholders. Nominations of any person for election to the Board (a) in the case of an annual meeting may be made at such meeting only (1) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws, or (2) by a stockholder present in person (as defined in Section 2.4) who (i) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) has complied with this Section 2.5 as to such notice and nomination.

(a) The foregoing clause (3) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any annual meeting of stockholders.

(b) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting pursuant to Section 2.5(i)(c), the stockholder must (a) provide Timely Notice (as defined in Section 2.4(ii) of these bylaws) thereof in writing and in proper form to the secretary of the Corporation, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a Nominating Person may nominate for election at the annual meeting pursuant to Section 2.5(i)(c) of these bylaws shall not exceed the number of directors to be elected at such annual meeting.

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(c) To be in proper form for purposes of Section 2.5(i)(c), a stockholder’s notice to the secretary shall set forth:

(A) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a) of these bylaws) except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a);

(B) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(c) shall be made with respect to nomination of each Person for election as a director at the meeting);

(C) A statement whether or not the Nominating Person will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by such Nominating Person to be sufficient to elect the nominee or nominees proposed to be nominated by such Nominating Person; and

(D) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (1) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (2) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (3) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) through (3) are referred to as “Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(e).

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(d) A stockholder providing notice of any nomination proposed to be made at the applicable meeting of stockholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(e) To be eligible to be a candidate for election as a director of the Corporation at the applicable meeting of stockholders, a candidate must be nominated in the manner prescribed in this Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the secretary at the principal executive offices of the Corporation, (1) a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination and (2) a written representation and agreement (in the form provided by the Corporation) that such candidate for nomination (A) is not, and will not become a party to, any agreement, arrangement or understanding with any Person other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director of the Corporation that has not been disclosed therein, (B) understands his or her duties as a director under the DCGL and agrees to act in accordance with those duties while serving as a director, (C) is not or will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any Person as to how such nominee, if elected as a director, will act or vote as a director on any issue or question to be decided by the Board, in any case, to the extent that such arrangement, understanding, commitment or assurance (i) could limit or interfere with his or her ability to comply, if elected as director of the Corporation, with his or her fiduciary duties under applicable law or with policies and guidelines of the Corporation applicable to all directors or (ii) has not been disclosed to the Corporation prior to or concurrently with the Nominating Person’s submission of the nomination, and (D) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to all directors and in effect during such Person’s term in office as a director (and, if requested by any candidate for nomination, the secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

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(f) The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the applicable meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines, if any.

(ii) Special Meetings of Stockholders. No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws or (2) provided that the Board has determined that directors shall be elected at such meeting, by a stockholder present in person (as defined in Section 2.4) who (i) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) has complied with this Section 2.5 as to such notice and nomination. The foregoing clause (3) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any special meeting of stockholders. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by and meeting the requirements of paragraphs (i)(b), (i)(c), (i)(d), (i)(e) and (i)(f) of this Section 2.05 shall be delivered to the secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iii) General.

(a) For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (c) any other participant in such solicitation.

(b) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.5.

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(c) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(d) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5, as applicable. The Board or a designated committee thereof shall have the power to determine whether a nomination before the applicable meeting of stockholders was made in accordance with the provisions of these bylaws. If neither the Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these bylaws, the presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting; provided, however, that nothing herein shall limit the power and authority of the Board or such designated committee to make any such determination in advance of such meeting. If the Board or a designated committee thereof or the presiding officer, as applicable, determines that any nomination was not made in accordance with the provisions of Section 2.5, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

2.6 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with either Section 2.7 or Section 8.1 of these bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7 Manner of Giving Notice; Affidavit of Notice.

Notice of any meeting of stockholders shall be deemed given:

(i) if mailed, when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records;

(i) if delivered by courier service, at the earlier of when the notice is received or left at such stockholder’s address; or

(ii) if electronically transmitted as provided in Section 8.1 of these bylaws.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

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2.8 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented.

2.9 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

2.10 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the Person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other Persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11 Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

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Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law, or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

If stockholder action by consent in lieu of a meeting is not prohibited by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in lieu of a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in lieu of a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

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2.13 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another Person or Persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but, no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. The authorization of a Person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL, provided that such authorization shall set forth, or be delivered with information enabling the Corporation to determine, the identity of the stockholder granting such authorization.

2.14 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive offices. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in Person or by proxy at any meeting of stockholders.

2.15 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more Persons as alternate inspectors to replace any inspector who fails to act. If any Person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the chairperson of the meeting shall appoint a Person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

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(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such Persons to assist them in performing their duties as they determine. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

2.16 Virtual Meeting.

The Board may, in its sole discretion, determine that stockholder meetings shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication (i) participate in a meeting of stockholders; and (ii) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (a) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder; (b) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (c) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

2.17 Delivery to the Corporation.

Whenever this Article II requires one or more Persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), unless the Corporation otherwise provides, such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

Article III– Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

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3.2 Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors.

Except as provided in the Certificate of Incorporation, each director shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification, or removal. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned but whose resignations have not yet become effective, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled only in the manner provided in the Certificate of Incorporation and applicable law.

3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6 Regular Meetings.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand or by courier;

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(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand or by courier, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twelve (12) hours before the time of the holding of the meeting. If the notice is sent by mail, it shall be deposited in the mail at least one (1) day before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

Unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors then in office shall constitute a quorum for the transaction of business at all meetings of the Board. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by the DGCL, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Action by Unanimous Consent Without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee, as applicable, and such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

3.11 Removal.

Directors may be removed from office only in the manner provided in the Certificate of Incorporation and applicable law.

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3.12 Presiding Director.

The Board may designate a representative to preside over all meetings of the Board, provided that if the Board does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the chairperson of the Board, if one is elected, shall preside over all meetings of the Board, or if the chairperson of the Board is unable to so preside or is absent, then the vice chairperson of the Board, if one is elected, shall preside over all meetings of the Board. If the designated presiding director, if one is so designated, the chairperson of the Board, if one is elected, and the vice chairperson of the Board, if one is elected, are unable to preside or are absent, the Board shall designate an alternate representative to preside over a meeting of the Board.

Article IV - Committees

4.1 Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings and meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings and notice);

(iv) Section 3.9 (action by unanimous consent without a meeting);

(v) Section 3.12 (presiding director); and

(vi) Section 7.11 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee; and

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(ii) special meetings of committees may also be called by resolution of the Board or by the chairperson of the applicable committee.

A majority of the directors then serving on a committee of the Board or on a subcommittee of a committee shall constitute a quorum for the transaction of business by the committee or subcommittee, unless the Certificate of Incorporation or a resolution of the Board (or a resolution of the committee that created the subcommittee) requires a greater or lesser number (provided that in no case shall a quorum be less than one-third of the directors then serving on the committee or subcommittee). The vote of a majority of the members of the committee or subcommittee present at any meeting at which a quorum is present shall be the act of such committee or subcommittee, unless the Certificate of Incorporation or a resolution of the Board (or a resolution of the committee that created the subcommittee) requires a greater number. If a quorum is not present at any meeting of the committee, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

Article V - Officers

5.1 Officers.

The officers of the Corporation shall include a president and a secretary. The Corporation may also have, at the discretion of the Board, a chairperson of the Board and a vice chairperson of the Board from among its members, a chief executive officer (who, absent action by the Board stating otherwise, shall also be the president for purposes of the DGCL), a chief financial officer, a treasurer, one (1) or more vice presidents, one (1) or more assistant vice presidents, one (1) or more assistant treasurers, one (1) or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Any number of offices may be held by the same Person.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws. In the event of the absence or disability of any officer, the Board may designate another officer to act temporarily in place of such absent or disabled officer.

5.3 Subordinate Officers.

The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president (where the president and chief executive officer are not the same individual), to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board or an authorized officer (as applicable), may from time to time determine.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

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Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Sections 5.2 and 5.3, as applicable.

5.6 Representation of Securities of Other Entities.

The chairperson of the Board, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Corporation, or any other Person authorized by the Board, the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all securities of any other entity standing in the name of this Corporation. The authority granted herein may be exercised either by such Person directly or by any other Person authorized to do so by proxy or power of attorney duly executed by such Person having the authority.

5.7 Tenure, Authority and Duties of Officers.

Except as provided in Section 5.3, all officers of the Corporation shall hold such office, respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Article VI - Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code.

Each director and each member of any committee designated by the Board shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers, agents or employees, or committees of the Board so designated, or by any other Person as to matters which such director or committee member reasonably believes are within such other Person’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Corporation.

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Article VII - General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.2 Stock Certificates.

The shares of the Corporation shall be uncertificated, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be represented by certificates. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two (2) officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairperson or vice chairperson of the Board, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

7.3 Lost Certificates.

The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.4 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.5 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

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7.6 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board. Unless otherwise fixed by the Board, the fiscal year of the Corporation shall consist of the twelve (12) month period ending on December 31.

7.7 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.8 Transfer of Stock.

Shares of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate Person or Persons (if such shares are represented by certificates) or by delivery of duly executed instructions (if such shares are uncertificated), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the Persons from and to whom it was transferred.

7.9 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.10 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.11 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

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Article VIII- Notice by Electronic Transmission

8.1 Notice by Electronic Transmission.

Except as otherwise specifically required in these bylaws or by applicable law, all notices required to be given pursuant to these bylaws may in every instance in connection with any delivery to a member of the Board, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission. Whenever, by applicable law, the Certificate of Incorporation or these bylaws, notice is required to be given to any stockholder, such notice may be given in writing directed to such stockholder’s mailing address or by electronic transmission directed to such stockholder’s electronic mail address, as applicable, as it appears on the records of the Corporation or by such other form of electronic transmission consented to by the stockholder. A notice to a stockholder shall be deemed given as follows: (a) if mailed, when the notice is deposited in the United States mail, postage prepaid, (b) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address, (c) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL, and (d) if given by a form of electronic transmission (other than electronic mail) consented to by the stockholder to whom the notice is given, (i) if by facsimile transmission, when directed to a number at which such stockholder has consented to receive notice, (ii) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (A) such posting and (B) the giving of such separate notice, and (iii) if by any other form of electronic transmission (other than electronic mail), when directed to such stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic transmission by giving written notice or by electronic transmission of such revocation to the Corporation. A notice may not be given by an electronic transmission from and after the time that (x) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices and (y) such inability becomes known to the secretary or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action. Any notice given by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by electronic mail or by another form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

8.2 Definition of Electronic Transmission.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Article IX - Indemnification

9.1 Indemnification of Directors and Officers.

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The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding.

Subject to the requirements in this Article IX and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article IX in connection with any Proceeding (or any part of any Proceeding):

(a)

for which payment has actually been made to and received by or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)

for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c)

for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements), or any other remuneration paid to such person if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(d)

initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Corporation, any legal entity which it controls, any director or officer thereof or any third party, unless (i) the Board has consented to the initiation of such Proceeding or part thereof, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law (provided, however, that this 9.1 shall not apply to counterclaims or affirmative defenses asserted by such person in an action brought against such person), (iii) otherwise required to be made under Section 9.4 or (iv) otherwise required by applicable law; or

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(e)

if prohibited by applicable law; provided, however, that if any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article IX (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article IX (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

9.2 Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3 Prepayment of Expenses.

The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any current or former officer or director of the Corporation in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

9.4 Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within thirty (30) days after a written claim therefor has been received by the Corporation, the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5 Non-Exclusivity of Rights.

The rights conferred on any Person by this Article IX shall not be exclusive of any other rights which such Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6 Insurance.

The Corporation may purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

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9.7 Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8 Continuation of Indemnification.

Subject to the terms of any provision of the Certificate or agreement between the Corporation and any director, officer, employee or agent respecting indemnification and advancement of expenses, the rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the Person has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Person.

9.9 Amendment or Repeal; Interpretation.

Any repeal or modification of this Article IX shall not adversely affect any right or protection (i) hereunder of any Person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the chairperson of the Board, a vice chairperson of the Board, a chief executive officer, a chief financial officer, a secretary or a treasurer appointed pursuant to Article V of these bylaws, and to any president, vice president, assistant secretary, assistant treasurer, or other officer of the Corporation appointed by (x) the Board pursuant to Article V of these bylaws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V of these bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

Article X - Definitions

As used in these bylaws, unless the context otherwise requires, the term:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct or cause the direction of the affairs or management of that Person, whether through the ownership of voting securities, as trustee (or the power to appoint a trustee), Personal representative or executor, by contract, credit arrangement or otherwise and “controlled” and “controlling” have meanings correlative to the foregoing.

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“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger, consolidation, division or otherwise) of such entity.

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[•]

Certificate of Bylaws

The undersigned hereby certifies that he is the duly elected, qualified, and acting secretary of [•], a Delaware corporation (the “Corporation”), and that the foregoing bylaws were approved on ___________, 202[•], effective as of ______________, 202[•] by the Corporation’s board of directors.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this ___ day of ___, 202[•].

[•]
[Secretary]

Exhibit F

Form of Acquiror Equity Incentive Plan

[Omitted]

Exhibit G

Form of Company Lock-Up Agreement

[Omitted]

Exhibit H

Form of FIRTPA Certificate

[Omitted]